EXHIBIT 10.44

[*] indicates that a confidential portion of the text of this agreement has been omitted.

AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION AGREEMENT BY AND BETWEEN LES LABORATOIRES SERVIER AND XOMA IRELAND LIMITED

AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION AGREEMENT

This AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION AGREEMENT (this “Agreement”) is effective as of January 11, 2012 (the “Effective Date”) by and between LES LABORATOIRES SERVIER (“Servier”), a corporation organized and existing under the laws of France having offices at 22 rue Garnier, 92200 Neuilly-sur-Seine, France, and XOMA IRELAND LIMITED (“XOMA”), a company organized and existing under the laws of the Republic of Ireland, having offices at 26 Upper Pembroke Street, Dublin 2, Ireland.  Servier and XOMA are each referred to herein by name or individually as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Servier owns or controls intellectual property rights related to, and itself is commercializing, pharmaceutical products containing as an active pharmaceutical ingredient perindopril in combination with other active pharmaceutical ingredients including amlodipine;

WHEREAS, XOMA has expertise, either itself or through Third Parties (as hereinafter defined), in the manufacture, development, regulatory approval, promotion and sales of pharmaceutical products in the Territory (as hereinafter defined);

WHEREAS, XOMA wishes to obtain an exclusive license, and Servier wishes to exclusively license to XOMA, certain Intellectual Property Rights (as hereinafter defined) in order for XOMA to manufacture, have manufactured, develop, promote, market, sell and have sold Licensed Products (as hereinafter defined) in the Territory;

WHEREAS, in support of the foregoing, Servier will supply XOMA with API (as hereinafter defined) for the manufacture and sale of Licensed Products in the Territory;

WHEREAS, Servier and XOMA LS Limited (“XOMA LS”), a sister company of XOMA entered into a License and Commercialization Agreement as of July 7, 2010 (the “Original Agreement Effective Date”), which was assigned to XOMA on February 24, 2011, and which has previously been amended (as so amended, the “Original Agreement”);

WHEREAS, the Parties desire to expand the license granted in the Original Agreement, effective as of the Effective Date, to include the licensing for Commercialization (as hereinafter defined) in the Territory of an additional Licensed Product (as hereinafter defined) in order to facilitate and optimize the Commercialization in the Territory of the Initial Licensed Product (as hereinafter defined);

WHEREAS, Servier desires to grant such Commercialization license to XOMA and appoint XOMA as Servier’s exclusive commercial partner in the Territory for the perindopril erbumine drug currently being marketed by Abbott (as hereinafter defined) in the Territory as ACEON®;

WHEREAS, with respect to the Commercialization of ACEON, for the safety and health of patients and the continuity of the availability of such product in the market, XOMA has agreed to act in accordance with the Guiding Principle (as hereinafter defined); and

WHEREAS, XOMA desires to [*], and Servier wishes to [*].

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Schedule 11.5-1

ARTICLE 1

DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the meanings indicated:

(a)           “Abbott” means Abbott Products Operations AG and its Affiliates.

(b)           “Abbott Termination Agreement” means the agreement between Abbott and Servier, dated as of November 23, 2011, pursuant to which Abbott’s rights to ACEON are terminated and Abbott agrees to transition the ACEON product to XOMA.

(c)           “ACEON” means all pharmaceutical preparations, in all dosage strengths, formulations and methods of administration, that contain ACEON API as the sole active ingredient for use in the Field, including without limitation those being marketed in the Territory as of the Effective Date under the trade name ACEON®.

(d)           “ACEON API” means the active pharmaceutical ingredient known under the INN perindopril associated with the erbumine salt.

(e)           “ACEON Required Minimum Promotional Efforts” means, with respect to ACEON:  (i) in the event XOMA [*] or (ii) unless and until XOMA [*], Commercializing ACEON using efforts no less than those efforts commonly expended by pharmaceutical companies in connection with the promotion of products at a similar stage of product life and commercial potential in the Territory, in any event, with respect to (i) and (ii), in accordance with the Guiding Principle,  and including:  (A) filling wholesaler orders in accordance with practices commonly applied by other pharmaceutical companies to similar pharmaceutical products and, where applicable, in a manner consistent with such wholesalers’ required practices, (B) maintaining no less than [*] days of finished goods inventory of ACEON on hand or readily available (except solely by reason of a failure by Servier to meet its obligations under this Agreement with respect to the supply thereof or by reason of force majeure (as defined in Section 18.9)), (C) providing Servier with a Promotion Plan for ACEON when and as required by Section 9.1 and implementing such Promotion Plan, and (D) providing Servier with sales estimates and reports relating to ACEON when and as required by Section 11.5.

(f)           “Additional Combination Product(s)” means all pharmaceutical preparations, in all dosage strengths, formulations and methods of administration, that combine (i) the Perindopril API and (ii) one or more other active pharmaceutical ingredients, including the Indapamide API alone and the Indapamide API together with the Amlodipine API, in each case as active pharmaceutical ingredients for use in the Field.  Notwithstanding the foregoing, “Additional Combination Product(s)” shall not include the Initial Licensed Product or any pharmaceutical preparation that combines the Perindopril API and any active pharmaceutical ingredient other than Amlodipine API or Indapamide API that becomes the subject of one or more Servier research programs after the Original Agreement Effective Date.

(g)           “Affiliate” of a Party means:

(i)        any company or other entity in which more than fifty percent (50%) of the voting rights, shares or other equity interests are owned or controlled, directly or indirectly (including pursuant to any option, warrant or similar arrangement), by said Party, and/or

(ii)        any company or other entity which owns or controls, directly or indirectly (including pursuant to any option, warrant or similar arrangement), more than fifty percent (50%) of the voting rights, shares or other equity interests of said Party, and/or

(iii)        any company or other entity in which more than fifty percent (50%) of the voting rights, shares or other equity interests are owned or controlled, directly or indirectly (including pursuant to any option, warrant or similar arrangement), by a company or other entity referred to in clause (ii) hereinabove.

(h)           “Amlodipine API” means the active pharmaceutical ingredient known under the INN amlodipine and any salt, derivative, chelate, clathrate, polymorph, isomer (either structural or optical), acid, base, pro-drug or metabolite thereof.

(i)           “API” means, collectively or singularly as the context dictates, the Perindopril API, the Amlodipine API, the ACEON API and, upon exercise by XOMA of the Option with respect to any Additional Combination Product containing the Indapamide API, the Indapamide API.

(j)           “Approval Deadline” means, with respect to the Marketing Approval of the Initial Licensed Product, December 31, 2014.

(k)           “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in San Francisco, California U.S.A. and/or Paris, France, are authorized by Law to remain closed.

(l)           “Change of Control” means if (at any time) any individual or entity (corporate or otherwise), or any group of individuals and/or entities acting together (other than any Affiliates), acquires more than fifty percent (50%) of the equity interests of a Party and/or more than fifty percent (50%) of the equity interests of any of its direct or indirect parent companies or by other means attains the power of taking, legally or factually, control of such Party.

(m)           “Clinical Supplies” has the meaning set forth in Schedule 6 of this Agreement.

(n)           [*]

(o)           “Commercialization” means, with respect to Licensed Products, any and all processes and activities conducted to establish and maintain sales for such Licensed Products, including maintaining Marketing Approval, manufacturing or having manufactured Licensed Products from API, selling, offering for sale, detailing, marketing, promoting, storing, transporting, supporting, distributing, and importing the API.  “Commercialize” and “Commercializing” shall have their correlative meanings.

(p)           “Competing Product(s)” means, with respect to a Party, all pharmaceutical preparations, in all dosage strengths, formulations and methods of administration, developed, licensed, commercialized or otherwise owned or controlled by or on behalf of such Party for use in hypertension, other than, in the case of XOMA, a Licensed Product.

(q)           “Confidential Information” means confidential and proprietary information or materials of a Party, including but not limited to marketing, technical, financial, legal, product and business affairs information, furnished, disclosed or made available to the other Party and/or its Affiliates or learned from or through a Party’s exercise of its rights pursuant to this Agreement and any memoranda, analyses, studies, reports, summaries or similar documents prepared by or for the Party receiving Confidential Information that contain, reflect, interpret or are based on Confidential Information received from the other Party.  With respect to Servier, Servier’s Confidential Information shall include Servier Know-How.

(r)            “Data” means any and all research, pharmacology, medicinal chemistry, pre-clinical, clinical, commercial, marketing, process development, manufacturing and other data or information, including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases, in each case specifically related or directed to the API and/or the Licensed Product(s).

(s)           “Development” means those activities required and/or useful to obtain and maintain Marketing Approval and includes pre-clinical and clinical studies, formulation, pharmacodynamics, quality assurance/quality control, regulatory affairs, report writing and statistical analysis.  “Develop” and “Developing” shall have their correlative meanings.

(t)            “Diligent Efforts” means (i) with respect to XOMA, a commitment by or on behalf of XOMA of a level of resources and efforts to (a) seek and procure Marketing Approval (with respect to Licensed Products other than ACEON) and (b) Commercialize each of the Licensed Products, in the case of clauses (a) and (b), applied by XOMA, its Sublicensees and designees, consistent with XOMA’s practices in diligently and actively pursuing the Commercialization of its other pharmaceutical products at a similar stage of product life, safety, efficacy and commercial potential, intellectual property protection, scientific merit and the then prevailing regulatory environment and status with respect thereto but in no event less than the high professional standards and level of resources, and efforts for Commercialization commonly applied by other pharmaceutical companies to their pharmaceutical products at a similar stage of product life, safety, efficacy and commercial potential, intellectual property protection, scientific merit and the then prevailing regulatory environment and status with respect thereto, and (ii) with respect to Servier, a commitment by or on behalf of Servier of a level of resources and efforts to fulfill its obligations hereunder applied by Servier, its Affiliates and Sublicensees, consistent with Servier’s practices in diligently and actively conducting similar activities with respect to its other pharmaceutical products at a similar stage of product life, safety, efficacy and commercial potential, intellectual property protection, scientific merit and the then prevailing regulatory environment and status with respect thereto but in no event less than the high professional standards and level of resources, and efforts to conduct such activities commonly applied by other pharmaceutical companies to their pharmaceutical products at a similar stage of product life, safety, efficacy and commercial potential, intellectual property protection, scientific merit and the then prevailing regulatory environment and status with respect thereto.

(u)           “Exclusivity Period” means the period beginning on the Original Agreement Effective Date and ending on the last day of the latest to expire of any exclusivity period granted pursuant to Section 505(c)(3)(E) or (j)(5)(F) of the U.S. Food, Drug and Cosmetic Act and the rules and regulations thereunder, including 21 C.F.R. § 314.108, for the Initial Licensed Product or any Additional Licensed Product.

(v)           “FDA” means the United States Food and Drug Administration or any successor entity thereto.

(w)           “Field” means the treatment of humans for hypertension or other cardiovascular diseases.

(x)            “First Commercial Sale” means, with respect to a particular Licensed Product, the first commercial sale in an arms’-length transaction in the Territory of such Licensed Product by or on behalf of XOMA, its Affiliates or its Sublicensees, as applicable.

(y)           “GAAP” means then-current generally accepted accounting principles in the United States of America as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles, in each case consistently applied.
(z)            “Generic Competition” means sales in the Territory of a Generic Product by one or more Third Parties with whom XOMA, its Sublicensees and designees have no contractual or other relationship regarding API or Licensed Product in excess of [*] percent ([*]%) of the aggregate of both:  (i) sales of such Generic Product in the Territory and (ii) sales by XOMA, its Sublicensees and designees of the Licensed Product that uses the same combination of APIs as such Generic Product in the Territory, in each case calculated on a moving annual total (MAT) basis.

(aa)          “Generic Product” means, after Marketing Approval of a Licensed Product other than ACEON in the Territory, any other product designated for human use that uses the same combination of APIs as that contained in such Licensed Product.

(bb)         “GLP” means the then-current good laboratory practice (or similar standards) for the performance of laboratory activities for pharmaceutical products as are required by any Regulatory Authority in the applicable jurisdiction.

(cc)          “Guiding Principle” means that XOMA will use Diligent Efforts to (i) effectuate the timely transition of the Commercialization of ACEON from Abbott to XOMA in a manner intended to minimize the future impact on the availability of ACEON to patients using ACEON, and (ii) Commercialize ACEON in a manner intended to maintain the sales of such product in the Territory and prepare for the Commercialization of the Initial Licensed Product.

(dd)         “Indapamide API” means the active pharmaceutical ingredient known under the INN indapamide and any salt, derivative, chelate, clathrate, polymorph, isomer (either structural or optical), acid, base, pro-drug or metabolite thereof.

(ee)          “Initial Licensed Product” means all pharmaceutical preparations, in all dosage strengths, formulations and methods of administration, that combine the Amlodipine API and the Perindopril API as active ingredients for use in the Field.

(ff)           “INN” means International Nonproprietary Name.

(gg)         “Insolvency Event” means, with respect to any Party, the occurrence of any of the following:  (i) such Party shall commence a voluntary case concerning itself under any bankruptcy, liquidation or insolvency code; (ii) an involuntary case is commenced against such Party and the petition is not contested within [*] Business Days, or is not dismissed within [*] days, after commencement of the case; (iii) a custodian is appointed for, or takes charge of, all or substantially all of the property of such Party or such Party commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Party or there is commenced against such Party any such proceeding which remains undismissed for a period of [*] days; (iv) any order of relief or other order approving any such case or proceeding is entered; (v) such Party is adjudicated insolvent or bankrupt; (vi) such Party suffers any appointment of any custodian, receiver or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of [*] days; (vii) such Party makes a general assignment for the benefit of creditors; (viii) such Party shall fail to pay, or shall make a duly authorized statement that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (ix) such party shall call a meeting of its creditors generally with a view to arranging a compromise or adjustment of its debts; or (x) any corporate, limited liability company, partnership or individual action, as applicable, is taken by such Party for the purpose of effecting any of the foregoing.

(hh)         “Intellectual Property Rights” means all Patent, Know-How, trade secret and any other proprietary and intellectual property rights pertaining to Licensed Products.

(ii)            “Know-How” means all scientific and technical information and know-how, trade secrets, Data and technology now or hereafter during the term of this Agreement (whether patented, patentable or not) owned, developed or acquired by a Party or any of its Affiliates or as to which such Party or any of its Affiliates has the right to license, which specifically relate or are directed to the Licensed Products, including but not limited to (i) medical, clinical, toxicological or other scientific Data; and (ii) processes and analytical methodology useful in the development, testing, analysis, manufacturing or packaging of the Licensed Products.

(jj)            “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.

(kk)          “Licensed Product(s)” means (i) the Initial Licensed Product, (ii) ACEON, and (iii) upon exercise by XOMA of the Option with respect to any Additional Combination Product, such Additional Combination Product.

(ll)            “Losses” means any and all losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), debts and other obligations arising out of or resulting from third party claims, judgments, damages, arbitral awards, and amounts paid in settlement of claims, judgments, legal (including but not limited to judicial, arbitral and administrative) proceedings and the like.

The foregoing shall include (but is not limited to) Losses arising out of or resulting from physical injury, death or product liability and similar third party claims.

(mm)        “Marketing Approval” means all approvals, licenses, registrations or authorizations necessary for the Commercialization by XOMA, its Sublicensees or designees of a Licensed Product in the Territory, including, if applicable, the pricing thereof.  Marketing Approval shall be deemed to have been received upon first receipt by XOMA, its Sublicensee or designee of notice from the FDA or other applicable Regulatory Authority in the Territory that Commercialization of a Licensed Product by XOMA, its Sublicensee or designee has been approved in a jurisdiction within the Territory.

(nn)         “NDA” means a New Drug Application, including all supplements and amendments thereto, for the approval of the Licensed Product(s) as a new drug by the FDA.

(oo)         “Net Sales” are recorded according to GAAP (including invoices and accruals).  Net Sales means adjusted gross amount invoiced on all sales (“Gross Sales”) of the Licensed Products (including, but not limited to, hospital sales, mail orders and retail sales) by XOMA or through or by its Sublicensees in the Territory, through customary commercial channels of distribution to an independent Third Party in bona fide arms length sales, less the following deductions:

(i)        customs tariffs and duties, insurance charges (in each case, when invoiced as additional charges), and allowances for bad debts; and

(ii)        Returns (including additional returns accrual) and rebates excluding cash discounts, which Returns shall not exceed [*] percent ([*]%) of Gross Sales on a quarterly basis; and

(iii)        discounts actually given for managed care rebates, Medicaid rebates, Medicare rebates, chargebacks, TRICARE rebates and patient assistance program rebates; and

(iv)        Recalls;

provided, that deductions pursuant to clauses (i), (ii) and (iii) shall not exceed in the aggregate [*] percent ([*]%) of Gross Sales on a quarterly basis.

For purposes of clarification, if a particular deduction falls under more than one category set forth above, such deduction shall only be taken once.

Any recalls falling out of the definition of Recalls shall be excluded from the determination of Net Sales.

Sales taxes, value added taxes and any other taxes when invoiced as additional charges are excluded from Net Sales.

(pp)         “Option Term” means, with respect to an Additional Combination Product that combines the Perindopril API and Indapamide API alone, the period beginning on the Original Agreement Effective Date and ending on the earlier of (x) the [*] anniversary thereof or (y) beginning [*] months after the acceptance by the FDA of the NDA submission for the Initial Licensed Product, [*]days following Servier’s written request to get a waiver from XOMA as mentioned in Section 2.2. below.

“Option Term” also means, with respect to any other Additional Combination Product, including an Additional Combination Product that combines the Perindopril API, the Amlodipine API and the Indapamide API, the period beginning [*] months after the acceptance by the FDA of the NDA submission for the Initial Licensed Product and ending [*] days following receipt by XOMA of all Data in Servier’s control useful for an NDA submission by XOMA in the Territory of such Additional Combination Product.

(qq)         “Other Product(s)” means any pharmaceutical product not supplied by Servier which contains as its active ingredient(s) and/or consists of perindopril erbumine, the Amlodipine API and/or the Indapamide API.

(rr)           “Patent” means any of the following, whether existing now or in the future anywhere in the world:  (i) patents and patent applications; (ii) continuations, continuations-in-part, divisionals and substitute applications with respect to any such patent application; (iii) any patents issued based on or claiming priority to any such patent applications; (iv) any reissue, reexamination, renewal, extension (including any supplemental protection certificate) or restoration of any such patents; (v) any confirmation patent or registration patent or patent of addition based on any such patents; and (vi) any other patents and patent applications that dominate the foregoing patents.

(ss)          “Perindopril API” means the active pharmaceutical ingredient known under the INN perindopril associated with the arginine salt.

(tt)           “Perindopril Arginine Monotherapy Product” means all pharmaceutical preparations, in all dosage strengths, formulations and methods of administration, that contain Perindopril API as the sole active ingredient for use in the Field.

(uu)         “Promotion Plan” means the plan developed by XOMA for promotion of the Licensed Products in the Territory.

(vv)         “Promotional Material” means all Licensed Product packaging and labeling, and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, leave behind items, formulary binders, reprints, direct mail, direct-to consumer advertising, broadcast advertisements and sales reminder aids, for example, scratch pads, pens and other like items, in each case created by XOMA or directly on its behalf and used or intended for use in connection with any promotion of a Licensed Product.

(ww)        “Recalls” means Licensed Products recalled by XOMA (i) for quality, safety or other issues pertaining to the manufacture of API, if supplied by Servier, or (ii) following Servier’s request.

(xx)           “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Marketing Approval, Commercialization or other use of the Licensed Products in any jurisdiction, including the FDA.

(yy)         “Regulatory Costs” means all costs and expenses incurred by or on behalf of XOMA in the course of Development, including the costs of Regulatory Filings and maintenance fees, pricing and reimbursement filing and maintenance fees and costs relating to approval by FDA of one or more of the Licensed Products.

(zz)           “Regulatory Filings” means all submissions, applications, filings to any Regulatory Authority.

(aaa)        “Returns” means all Licensed Products returned to XOMA by any independent Third Party.

(bbb)       “Royalties” means the royalties provided for in Sections 11.4(a) and (b).

(ccc)        “Safety and Public Health Issues” means significant safety and public health issues arising after the Original Agreement Effective Date which are demonstrated by clinically relevant events which are documented and which relate to the Licensed Products.  It is understood and agreed that anything deemed to be a safety or public health issue by a Regulatory Authority shall conclusively be presumed to be a Safety and Public Health Issue.

(ddd)       “Servier Intellectual Property” means all Intellectual Property Rights owned or controlled by Servier, including the patents listed on Schedule 1.1(ddd).

(eee)        “Servier Know-How” means Know-How owned, developed or controlled by or on behalf of Servier.

(fff)          “Specified Change of Control” means a Change of Control of XOMA resulting in XOMA being controlled by or under common control with an entity that, immediately prior to such Change of Control, actively competes with Servier in the hypertension field alone or in [*] of the following therapeutic fields:  stroke, acute coronary syndrome, chronic stable angina, heart failure, myocardial infarction, atherothrombosis and coronary artery diseases.

(ggg)       “Sublicensee” means, with respect to a particular Party, an Affiliate of such Party or a Third Party which is a sublicensee of such Party’s rights hereunder or a Third Party which acts on behalf of such Party in accordance with the applicable terms and conditions of this Agreement.

(hhh)       “Territory” means the United States of America and its territories and possessions.

(iii)           “Third Party” means any entity other than XOMA or Servier, or their respective Affiliates.

(jjj)           “Trademark” means the trademark(s) owned by Biofarma and licensed to XOMA pursuant to a separate trademark license agreement, executed by the Parties on the same day as this Agreement, for commercialization of the Licensed Products in the Territory (the “Trademark Agreement”).

(kkk)         “Transition Period” means the period commencing on the Effective Date and ending on the date of the First Commercial Sale of ACEON.

(lll)           “XOMA Know-How” means all Know-How hereafter owned, developed or acquired by or on behalf of XOMA or its Sublicensee(s).

1.2           Additional Definitions.  Each defined term used in this Agreement but not set forth in Section 1.1 is defined in the body of this Agreement as indicated below.

Term	Section

“Abbott License Agreement”	2.4
“ACEON Gross Sales”	15.4
“Additional Studies”	11.2(b)
“Agreement Improvements”	12.1
“Annual ACEON Net Sales”	11.4(b)
“Arbitration”	16.1
“CIOMS”	8.2(b)
“Co-Chair”	7.4
“Common Document Format”	4.1(a)(i)
“Coordinating Committee”	7.1
“Dispute”	16.1
“Dispute Resolution”	7.6
“Dutraco”	2.4
“Egis”	5.3
“Electronic Report”	8.1(b)(ii)
“Enabling Party”	8.4(e)
“E-ROOM”	8.1(a)
“Filing Party”	8.4(e)
“Gross Sales”	1.1(oo)
“Initial Period”	15.1
“Initial Plan”	9.1
“Medical Journals”	13.1(a)(iii)

Term	Section

“Medpace Agreement”	15.2(i)
“Minimum Net Sales Amounts”	9.5
“Negotiations”	2.3
“Option”	2.2
“Paragraph IV Notice”	12.3(b)
“Perindopril Arginine Monotherapy Exclusivity Period”	2.3
“Reimbursement Obligation”	15.4
“Request for Arbitration”	16.2
“Safety Data Exchange Agreement”	8.2(a)(i)
“Sales Milestone”	11.3(b)
“Scientific Meeting”	13.1(a)(ii)
“Scientific Paper”	13.1(a)(iii)
“Servier Indemnitees”	17.1
“Study”	3.1(a)
“Subteam”	7.3
“Technical Conditions”	8.1(a)
“Third-Party Claim”	17.2
“Transfer”	18.1
“WSD”	8.2(c)

1.3           Interpretation.  References to Articles, Sections and Schedules contained herein or attached hereto shall refer to Articles and Sections of this Agreement or its Schedules as applicable.  The terms of each Schedule hereto are expressly incorporated herein by reference as if fully set forth herein.  The words “including,” “includes” and words of similar import shall be deemed to be followed by “without limitation.”

ARTICLE 2
LICENSE; OPTION

2.1           License.  In accordance with the terms of this Agreement, Servier hereby grants to XOMA a non-sublicensable (except as set forth in Section 5.2), non-transferable, non-assignable (except as set forth in Section 18.1), exclusive (even as to Servier) right and license under the Servier Intellectual Property to make, have made, use, sell, offer for sale and import, including the Development, registration and Commercialization of, Licensed Products in the Territory during the term of this Agreement, provided, however, that during the Transition Period, the foregoing rights shall be co-exclusive with Abbott, its Affiliates and sublicensees solely with respect to ACEON to the extent necessary to permit Abbott to fulfill its obligations as already granted under the Termination Agreement.

2.2           Additional Combination Products.  During the Option Term, XOMA shall have the exclusive option (the “Option”) to include in the license granted in Section 2.1 one or more Additional Combination Products, and Servier shall not (a) engage in any sales, distribution or transfer in the Territory of a particular Additional Combination Product or (b) solicit any offers, respond substantively to any inquiries except as required by Law or order after notice thereof to XOMA, conduct any negotiations or enter into any agreement with any Third Party regarding rights to a particular Additional Combination Product in the Territory without first receiving a written waiver from XOMA of the Option regarding such Additional Combination Product.  In the event XOMA exercises the Option with respect to a particular Additional Combination Product during the Option Term, it shall provide Servier with a written notice, whereupon, for no additional consideration, (i) all references herein to API shall be deemed to include the Indapamide API and/or the other additional active pharmaceutical ingredient(s) to be included in such Additional Combination Product, (ii) all references herein to Licensed Products shall be deemed to include such Additional Combination Product, (iii) the definition of “Servier Intellectual Property” shall be amended to specifically include any and all Patents owned or controlled by Servier related to such Additional Combination Product, the Indapamide API and/or the other additional active pharmaceutical ingredient(s) to be included in such Additional Combination Product or any method of use of any of the foregoing, and (iv) XOMA shall have the right to terminate its rights and obligations under this Agreement with respect to such Additional Combination Product (but only such Additional Combination Product) as provided in Section 15.3 for any of the reasons set forth in clauses (c), (d) or (f) thereof (as if such provisions referred to such Additional Combination Product rather than the Initial Licensed Product). In the event XOMA exercises the Option, the Parties will, in good faith, discuss and agree on the representations and warranties substantially similar to those set forth in this Agreement that Servier will make in relation to those Additional Combination Products. Pending exercise by XOMA of the Option, Servier agrees not to intentionally take any action, or omit to take any action, that would prevent it or its Affiliates from being able to give representations and warranties in relation to the Additional Combination Products substantially similar to those set forth in this Agreement. The Parties agree to discuss in good faith their respective activities and strategies with respect to Development of the Additional Licensed Products, whether or not XOMA has yet exercised its Option with respect thereto.

2.3           Option on Perindopril Arginine as a Monotherapy.  For [*] years after the Effective Date, XOMA shall have the first right to negotiate with Servier to reach agreement with respect to one or more Perindopril Arginine Monotherapy Products, and Servier shall not (a) engage in any sales, distribution or transfer in the Territory of Perindopril Arginine Monotherapy Products or (b) solicit any offers, respond substantively to any inquiries, except as required by Law or order after notice thereof to XOMA, conduct any negotiations or enter into any agreement with any Third Party regarding rights to Perindopril Arginine Monotherapy Products in the Territory without first either conducting negotiations with XOMA in accordance with this Section 2.3 or receiving a written waiver from XOMA of its rights under this Section 2.3.  Any negotiations required under this Section 2.3 (“Negotiations”) will be initiated by either Party by written notice to the other Party.  The Parties agree to conduct all Negotiations in good faith, with reasonable diligence and for a period of not more than [*] days after the date of such notice or such other period as the Parties shall then agree in writing (the “Perindopril Arginine Monotherapy Exclusivity Period”).  In the event Negotiations are conducted in accordance with this Section 2.3 but the Parties have not reached written agreement at the end of the Perindopril Arginine Monotherapy Exclusivity Period, Servier shall be free to sell, or negotiate with Third Parties regarding rights to, Perindopril Arginine Monotherapy Products in the Territory; provided, however, that Servier shall not enter into any arrangement or agreement with a Third Party granting rights to Perindopril Arginine Monotherapy Products on royalty, sales or development milestone and upfront payment terms and their monetary equivalents (but, for the avoidance of doubt, not with respect to any other commercial terms) that are more favorable to such Third Party than those offered to XOMA during the Negotiations without first offering XOMA a reasonable opportunity to enter into an agreement with Servier on such more favorable royalty, sales or development milestone and upfront payment terms and their monetary equivalents.  In the event the Parties enter into a written agreement with respect to Perindopril Arginine Monotherapy Products, the additional financial and other terms agreed to by the Parties with respect thereto shall be set forth in an amendment to this Agreement or a separate agreement, as the Parties shall determine.  For the avoidance of doubt, Servier shall not have an obligation to commence Negotiations with respect to Perindopril Arginine Monotherapy Products if no notice initiating the same is given prior to the [*] anniversary of the Effective Date, but the Parties shall continue any Negotiations initiated prior to such [*] anniversary until completion of the Perindopril Arginine Monotherapy Exclusivity Period, regardless of whether such [*] anniversary occurs during such period.

2.4           Special Provisions Relating to ACEON. The Parties acknowledge that (i) the rights to ACEON are currently held by Abbott pursuant to Patent and Know-How License Agreement dated April 29, 1999, between Adir and Dutraco S.A. (“Dutraco”), predecessor to Solvay Pharmaceuticals, which is a predecessor to Abbott (the “Abbott License Agreement”), whereby Adir granted rights to Dutraco relating to the drug product Perindopril, and the Abbott License Agreement has been disclosed to XOMA in redacted form; and (ii) Servier, XOMA and Abbott are entering into the Abbott Termination Agreement dated as of the Effective Date pursuant to which Abbott's rights to ACEON will be terminated, and Abbott has agreed to transition to XOMA all aspects of the Commercialization of ACEON. Accordingly, the Parties hereby agree that, while Servier shall use commercially reasonable efforts to facilitate the transition from Abbott to XOMA of the ACEON program, Servier shall not be responsible for Abbott's failures or breaches of the Abbott Termination Agreement not caused by Servier.

ARTICLE 3
DEVELOPMENT STUDIES

3.1           Prior to Marketing Approval.

(a)           For each Licensed Product (other than ACEON), upon full receipt of all of the Data and Know-How to be delivered pursuant to Article 4, XOMA shall use Diligent Efforts to perform or have performed at its own expense and in the Field any Development required by the FDA to be conducted by or on behalf of XOMA in order to obtain Marketing Approval for such Licensed Product (other than ACEON) in the Territory.  However, SERVIER agrees to partially fund the study indicated in Schedule 3.1(a) below in the amount of [*] Euros ([*] €) [*] (hereinafter the “Study”).  Provided the above condition is met, in no event will XOMA invoice such amount to Servier before October 1, 2011. Upon receipt of the invoice, Servier shall pay it within [*] days. The Parties undertake to discuss and use reasonable best efforts to agree on an additional funding by Servier of the above-mentioned study that will be embodied in a separate amendment to this Agreement.

(b)           XOMA shall draw up a development plan, following FDA requirements, indicating the studies, tests and protocol concept sheets XOMA plans to undertake or have undertaken to achieve Marketing Approval for the Licensed Product(s) (other than ACEON) in the Territory and their expected dates of completion.  It is understood and agreed that the dates XOMA sets forth in the development plan are estimates only.

(c)           XOMA shall provide Servier with a copy of the development plan and Servier shall have up to [*] days to discuss and review such development plan with XOMA.  To the extent XOMA makes any material modifications to such plan, XOMA shall provide Servier with copies of such modified plan and Servier shall have up to [*] days to discuss and review such material modifications with XOMA.

(d)           All decisions with respect to XOMA Development activities, including the content of the development plan, shall be made by XOMA in its sole discretion after taking into good faith consideration any comments of Servier.

3.2           Following Marketing Approval.  Aside from the covenant in Section 5.1 to use Diligent Efforts to maintain a Marketing Approval, XOMA shall have no obligation with respect to the Development of the relevant Licensed Product(s) following such Marketing Approval.

ARTICLE 4
PROVISION OF DATA AND KNOW-HOW

4.1           Transfer of Data and Know-How.

(a)           Existing Data and Know-How.  Servier and XOMA acknowledge that they did meet within [*] Business Days following the Original Agreement Effective Date to discuss their respective responsibilities under this Section 4.1(a)(i) and agree on (A) a plan for Data transfer and Know-How disclosure in accordance with this Section 4.1(a)(i), (B) a comprehensive list of documents and other materials to which such plan shall apply and (C) one or more appropriate document formats common to both Parties (“Common Document Format”) in which such transfers and disclosures shall be made.  As soon as reasonably practicable but in any event within [*] days after such meeting, or as otherwise agreed at such meeting, Servier shall (x) transfer to XOMA in Common Document Format all Data which would be useful for Regulatory Filings for the Initial Licensed Product in the Territory, (y) provide XOMA and its designees with access to all Data which Servier or its Affiliates used in Regulatory Filings for the Initial Licensed Product  in the European Union, as well as written notice to XOMA indicating that such Data is available to it, and (z) disclose and provide to XOMA and its designees the Servier Know-How which is necessary or useful for the manufacture of the Initial Licensed Product.  XOMA acknowledges and agrees that Data provided or accessed pursuant to this Section in electronic form shall be acceptable.  XOMA acknowledges that Servier is not in possession of the existing Data, Know-How, documents and other materials required to be transferred and disclosed to XOMA in connection with the Commercialization of ACEON in the Territory and agrees to seek such information directly from Abbott.

(b)           Additional Combination Product Data and Know-How.  Servier and XOMA shall meet within [*] Business Days following the exercise by XOMA of the Option in accordance with Section 2.2 for each Additional Combination Product to discuss their respective responsibilities under this Section 4.1(b) with respect thereto and agree on (i) a plan for Data transfer and Know-How disclosure in accordance with this Section 4.1(b), (ii) a comprehensive list of documents and other materials to which such plan shall apply and (iii) the Common Document Format(s) in which such transfers and disclosures shall be made.  As soon as reasonably practicable but in any event within [*] days after such meeting, or as otherwise agreed at such meeting, Servier shall (x) transfer to XOMA in Common Document Format all Data which would be useful for Regulatory Filings for such Additional Combination Product in the Territory, and (y) provide XOMA and its designees with access to all Data which Servier or its Affiliates used in Regulatory Filings for such Additional Combination Product in the European Union , as well as written notice to XOMA indicating that such Data is available to it, and (z) disclose and provide to XOMA and its designees the Servier Know-How which is necessary or useful for the manufacture of such Additional Combination Product.  XOMA acknowledges and agrees that Data provided or accessed pursuant to this Section in electronic form shall be acceptable.

(c)           Future Data and Know-How.

(i)        By Servier.  Within [*] Business Days of the end of each calendar quarter during the term of this Agreement or at the request of any Regulatory Authority, Servier and its Affiliates shall (A) provide XOMA and its designees with access in Common Document Format to all previously undisclosed Data and Regulatory Filings relating to the Licensed Products that are in Servier’s or its Affiliate’s possession or control and necessary or useful to obtain or maintain Marketing Approval in the Territory for any Licensed Products, as well as written notice to XOMA indicating that such Data is available to it and describing such Data in reasonable detail, and (B) disclose and provide to XOMA and its designees any previously undisclosed Servier Know-How which is necessary or useful for the manufacture of the Licensed Products.  Without limiting the foregoing, XOMA shall have the right to reference Servier’s Know-How and Regulatory Filings relating to the Licensed Products, to file such items with Regulatory Authorities and to access and use non-confidential portions thereof, for purposes of Development and Commercialization of Licensed Products in accordance with this Agreement.  XOMA acknowledges and agrees that Data accessed pursuant to this Section in electronic form shall be acceptable.

(ii)       By XOMA.  Within [*] Business Days of the end of each calendar quarter during the term of this Agreement, XOMA shall provide Servier with access in Common Document Format to all previously undisclosed XOMA Know-How and Regulatory Filings, but not including any proprietary information that is not subject to XOMA’s activities under this Agreement, relating to the Licensed Products that are in XOMA’s possession or control, as well as written notice to Servier indicating that such Data is available to it and describing such Data in reasonable detail.  Without limiting the foregoing, Servier shall have the right to reference the XOMA Know-How and XOMA’s Regulatory Filings, but not including any proprietary information that is not subject to XOMA’s activities under this Agreement, relating to the Licensed Products, to file such items with Regulatory Authorities and to access and use non-confidential portions thereof, for purposes of development and Commercialization of Licensed Products outside of the Territory and otherwise in accordance with this Agreement.  Notwithstanding anything herein to the contrary, in all agreements with Third Parties involving XOMA Know-How, XOMA shall require that such Third Parties provide Servier with access to all such XOMA Know-How, to the extent reasonably necessary to obtain or maintain marketing approval outside the Territory.  Servier acknowledges and agrees that Data accessed pursuant to this Section in electronic form shall be acceptable.

4.2           Cooperation.  The Parties agree to cooperate and provide reasonable assistance to each other in order to ensure that each Party is able to make use of the Data and Know-How transferred pursuant to this Article 4 as contemplated hereby.

ARTICLE 5
COMMERCIAL MATTERS

5.1           General.  For Licensed Products other than ACEON, XOMA shall use Diligent Efforts, on a Licensed Product-by-Licensed Product basis to (a) obtain and/or maintain Marketing Approval for such Licensed Products, and all other applicable approvals for any such Licensed Product labeling or Promotional Materials in the Territory; and unless otherwise agreed or required by applicable Law, all such approvals shall be owned by and be held in the name of XOMA or its Affiliates, and (b) upon receipt of Marketing Approval for such a Licensed Product effect commercial sales thereof.  With respect to ACEON, for the period beginning on the Effective Date, and ending on the [*] anniversary of the Effective Date (subject to termination of this Agreement in accordance with the terms hereof or by operation of law), XOMA shall (i) use Diligent Efforts to maintain Marketing Approval for ACEON, and all other applications and approvals for ACEON labeling or Promotional Materials in the Territory; and unless otherwise agreed or required by applicable Law, all such approvals shall be owned by and be held in the name of XOMA or its Affiliates, and (ii) fulfill the ACEON Required Minimum Promotional Efforts with respect to commercial sales thereof, it being understood and agreed that XOMA shall have no further obligation to use any Diligent Efforts or fulfill any ACEON Required Minimum Promotional Efforts with respect to ACEON following the expiration or termination of such [*] year period.  XOMA shall give good faith consideration to Servier’s comments with respect to all Regulatory Filings and correspondence but shall retain sole decision making authority with respect thereto.  XOMA shall have the exclusive right to seek (with respect to Licensed Products other than ACEON) and/or maintain the Marketing Approval for the Licensed Products in the Territory.

5.2           Use of Third Parties.  Upon notice to Servier and subject to the terms and conditions of this Agreement, XOMA shall have the right to contract any part of its rights hereunder to Third Parties to assist XOMA in fulfilling its obligations and exercising its rights under this Agreement, provided that such Affiliates or Third Parties, as the case may be, are bound by a written agreement that is consistent with the terms of this Agreement and, as applicable, the Trademark License Agreement, including confidentiality and intellectual property ownership provisions, which written agreements (with proprietary and other confidential information appropriately redacted) will be provided to Servier by XOMA upon execution thereof.  For the purposes of this Agreement, all obligations on the part of XOMA shall be deemed to be obligations on the part of XOMA and any such Affiliates or Third Parties, as applicable.  Subject to Section 18.1, nothing in this Section 5.2 shall permit XOMA to sublicense all of its rights and obligations under this Agreement in their entirety to a single Third Party.

5.3           Competing Products.  As partial consideration for the Parties’ respective rights and obligations set forth herein, each Party covenants and agrees that during the Exclusivity Period, none of it, its Affiliates or any Sublicensees shall, directly or indirectly, through assisting a Third Party or otherwise, market, distribute, sell, promote or commercialize any Competing Products in the Territory without the prior written consent of the other Party, other than, in the case of Egis Pharmaceuticals Hungary (“Egis”), the Amlodipine API or any other active pharmaceutical ingredient or raw materials for any generic version of a pharmaceutical product in the Field.

5.4           Other Products.  As partial consideration for the license grants set forth herein, except as set forth in Article 6 below or Schedule 6 hereto, XOMA covenants and agrees that during the term of this Agreement, none of it or its Affiliates shall, directly or indirectly (through a Sublicensee or assisting a Third Party or otherwise), market, manufacture, distribute, sell, promote, commercialize or otherwise take any actions with respect to any Other Products without the prior written consent of Servier.

5.5           Outside and Within the Territory.  Servier shall have sole decision-making authority with regard to Commercialization of Licensed Products outside the Territory, and XOMA shall have sole decision-making authority with regard to Commercialization of Licensed Products in the Territory.

5.6           Costs.  All costs relating to Marketing Approval in the Territory and the fulfillment of XOMA’s rights and obligations hereunder shall be entirely borne by XOMA.  All costs relating to Marketing Approval outside the Territory shall be entirely borne by Servier.

5.7           Commencement of ACEON Sales.

(a)           XOMA agrees to cooperate with Abbott to undertake the transition of the Commercialization of ACEON using Diligent Efforts in accordance with the Guiding Principle.  XOMA acknowledges and agrees that Servier may be irreparably harmed in the event of an interruption of the supply of ACEON to patients.   The Parties shall work in a timely manner and cooperate with each other and with Abbott and the manufacturer of Licensed Products from API during the Transition Period to effect a smooth transition of the manufacturing and commercial activities in the Territory relating to ACEON to XOMA and to effectuate the First Commercial Sale of ACEON promptly.

(b)           In the event that the First Commercial Sale of ACEON has not occurred prior to or on February 29, 2012, for reasons other than (i) any failure by Servier to meet its obligations under this Agreement or otherwise provide reasonably requested assistance to XOMA, (ii) any failure by Abbott to provide or disclose information or materials which failure has a material adverse effect on the transition of ACEON to XOMA, or (iii) any action or inaction by Abbott while it was responsible for ACEON that was not known to XOMA prior to the Effective Date, then (x) XOMA shall pay to Servier, as liquidated damages and not as a penalty, an amount equal to Three Thousand Seven Hundred and Fifty U.S. Dollars (US $3,500) for each portion of or full calendar week thereafter until the date of First Commercial Sale of ACEON and (y) the Parties shall negotiate in good faith to solve the issue(s) preventing the First Commercial Sale of ACEON.

(c)           In the event that First Commercial Sale of ACEON has not occurred prior to or on May 30, 2012, then either Party shall have the option to terminate all of its rights and obligations under this Agreement with respect to ACEON, effective upon written notice to the other Party, other than any liquidated damages pursuant to Section 5.7(a) that are accrued and unpaid by XOMA at the time of such termination.

ARTICLE 6
SUPPLY

6.1           Supply of API.

(a)           Subject to the terms of Sections 6.2 and 6.4 below and Schedule 6 hereto, Servier will supply to XOMA and XOMA agrees to purchase (a) (i) exclusively from Servier the Perindopril API, (ii) exclusively from Servier the ACEON API, (iii) exclusively from Servier for a period of [*] years from the Original Agreement Effective Date the Amlodipine API, and (iv) exclusively from Servier for a period of [*] years upon exercise of XOMA’s Option, the Indapamide API, in each case for the Licensed Products for testing, manufacturing, marketing and sale in the Territory, and (b) at XOMA’s option from Servier the Clinical Supplies for testing in the Territory, in each case on the terms and conditions and at the prices indicated in Schedule 6 hereto, which are hereby incorporated herein and made a part hereof.  XOMA and/or its Sublicensees, as applicable, shall be responsible for manufacturing the Licensed Products from the API(s) provided by Servier to XOMA.

(b)           For the safety and health of patients and the continuity of the availability of ACEON on the market in the Territory, XOMA agrees that it shall work with Abbott to coordinate the delivery of remaining ACEON inventory to XOMA in a timely manner.

6.2           Cessation of Supply of API.  Should Servier decide to cease the supply of any API, for Commercialization purposes, to XOMA, Servier shall inform XOMA at least [*] months before its decision takes effect.

(a)           XOMA shall then have the opportunity to purchase the API (except Perindopril API as indicated in Section 6.2(b) below) from any Third Party; and

(b)           Notwithstanding any provision to the contrary in this Agreement, Servier shall have the opportunity to propose to XOMA that XOMA’s supply of Perindopril API, for Commercialization purposes, be provided by a Third Party supplier but manufactured by Servier, in which case such Third Party (the “Designated Third Party”) would have sole and exclusive responsibility for any third party products liability claims relating to such Perindopril API, without any recourse to Servier.  XOMA undertakes to accept such proposal provided (i) such Third Party supplier’s selling price for such Perindopril API shall be equal to or below Servier’s selling price for Perindopril API then in effect, (ii) any required Regulatory Approvals relating to the proposal shall have been obtained, without incremental charge to or expense by XOMA, and (iii) an agreement, on commercially reasonable terms, pursuant to which such Perindopril API will be so provided shall have been successfully negotiated between XOMA and the Designated Third Party.

6.3           Use of Perindopril API.  XOMA undertakes to use the Perindopril API, whether supplied by Servier or a Third Party, solely (i) with the Amlodipine API in the Initial Licensed Product and, (ii) subject to XOMA exercising the Option, with the Amlodipine API and/or Indapamide API in the Additional Combination Products.  Servier or such Third Party supplier, as the case may be, will supply Perindopril API exclusively to XOMA.

6.4           Infringement, Etc.  Upon a decision by a court of competent jurisdiction that manufacture of API by Servier or a Third Party acting on Servier’s behalf infringes, misappropriates or otherwise violates any intellectual property rights of any Third Party, and Servier refuses in its absolute discretion to modify its manufacturing processes in a manner that in XOMA's reasonable determination avoids such infringement, misappropriation or violation, XOMA shall, notwithstanding the terms of Section 6.1 above, be entitled to, with immediate effect, purchase such API from any Third Party designated by Servier. It is understood and agreed that Servier shall directly contract with such Third Party on commercially reasonable terms which are reasonably acceptable to XOMA and shall employ diligent efforts to have XOMA supplied by such Third Party.

ARTICLE 7
GOVERNANCE

7.1           Coordinating Committee.  Promptly following the Original Agreement Effective Date, the Parties shall have established a joint coordinating committee (the “Coordinating Committee”) to review the conduct and progress of clinical studies (if any), Marketing Approval and Commercialization inside the Territory.  The Coordinating Committee shall be responsible for, among other things:  reviewing the development plan (if any) and the Promotion Plan, discussing Servier’s strategy for promotion of Licensed Products outside the Territory as relevant to the promotion of Licensed Products inside the Territory, reviewing the work of the Subteams (as hereinafter defined) if so desired or needed, monitoring the relevant competitive landscape for the Licensed Products in the Territory, and undertaking and/or approving such other matters as are specifically provided for the Coordinating Committee under this Agreement.  XOMA shall keep the Coordinating Committee reasonably informed of progress and results of its activities under the Promotion Plan through its members on the Coordinating Committee and as otherwise provided herein.

7.2           Committee Membership.  The Coordinating Committee shall be comprised of an equal number of representatives from each of Servier and XOMA.  The exact number of such representatives shall initially be four (4) for each of Servier and XOMA, or such other number as the Parties may agree.  The members of the Coordinating Committee shall represent the functions set forth on Schedule 7.2.  Either Party may replace its respective committee representatives at any time with prior written notice to the other Party.  In the event a Coordinating Committee member from either Party is unable to attend or participate in a Coordinating Committee meeting, the Party who designated such representative may designate a substitute representative for the meeting in its sole discretion.

7.3           Subteams.  From time to time, the Coordinating Committee may establish subteams to oversee particular projects or activities, and such subteams will be constituted as the Coordinating Committee approves (each, a “Subteam”).  If any Subteam is unable to reach a decision on any matter after endeavoring in good faith to do so, such matter shall be referred to the Coordinating Committee for resolution as provided in Section 7.6.

7.4           Committee Co-Chairs.  Each Party shall appoint one of its members to the Coordinating Committee to co-chair the Coordinating Committee’s meetings (each, a “Co-Chair”).  The Co-Chairs shall (a) ensure the orderly conduct of the Coordinating Committee’s meetings, (b) attend each Coordinating Committee meeting (either in-person, by videoconference or telephonically), and (c) prepare and issue written minutes of each meeting within thirty (30) days thereafter accurately reflecting the discussions and decisions of such meeting.  Unless otherwise agreed, the Coordinating Committee shall have at least one (1) representative with relevant decision-making authority from each Party such that the Coordinating Committee is able to effectuate all of its decisions within the scope of its responsibilities.  In the event the Co-Chair from either Party is unable to attend or participate in a Coordinating Committee meeting, the Party who designated such Co-Chair may designate a substitute Co-Chair for the meeting in its sole discretion.

7.5           Committee Meetings.  The Coordinating Committee shall meet quarterly, or as often as otherwise agreed by the Parties, and such meetings may be conducted by telephone, videoconference or in person as determined by the Co-Chairs.  As appropriate, other employee representatives of the Parties may attend Coordinating Committee meetings as observers.  Each Party may also call for special meetings of the Coordinating Committee to resolve particular matters requested by such Party and within the areas of responsibility of the Coordinating Committee.  Each Co-Chair shall ensure that its Coordinating Committee members receive adequate notice of such meetings.

7.6           Decision Making.  Decisions of the Coordinating Committee shall be made by consensus of the Co-Chairs at any meeting.  In order to make any decision, the Coordinating Committee must have present (in person, by videoconference or telephonically) at least the Co-Chair of each Party.  Notwithstanding the foregoing, in the event of a disagreement between the Parties, XOMA shall have final decision-making authority on matters relating to the Commercialization and Development of the Licensed Products in the Territory.  The Coordinating Committee shall have no authority to amend, modify or waive compliance with this Agreement.  In the event that the Coordinating Committee cannot reach agreement with respect to any matter that is subject to its decision-making authority (other than Commercialization and Development matters described above), then the matter shall be resolved pursuant to the provisions set forth in Article 16 (“Dispute Resolution”).

7.7           Interactions Between the Coordinating Committee or Subteams and Internal Teams.  The Parties recognize that while they will establish the Coordinating Committee and Subteams for the purposes hereof, each Party maintains internal structures (including its own committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement.  The Parties shall establish procedures to facilitate communications between the Coordinating Committee and Subteams hereunder and the relevant internal committees, teams or boards within each Party in order to maximize the efficiency of the Parties’ activities pursuant to this Agreement.

7.8           Day-to-Day Decision-Making Authority.  XOMA shall have decision-making authority with respect to the day-to-day operations of the Development and Commercialization of Licensed Products in the Territory, provided that such decisions are not inconsistent with the Promotion Plan, other decisions of the Coordinating Committee and any Subteams within the scope of their authority specified therein, or the express terms and conditions thereof.

ARTICLE 8
INFORMATION SHARING AND INTERACTIONS WITH REGULATORY AUTHORITIES

8.1           E-ROOM.

(a)           Scope.  The Parties hereby agree to set-up an e-room (the “E-ROOM”) that shall contain documents shared by the Parties for the transfer of Know-How for the Development, registration and Commercialization of Licensed Products, general correspondence, and any other documents or data to be transferred by a Party to the other pursuant to this Agreement.  The restricted conditions for access to the E-ROOM will be discussed and agreed during the first Coordinating Committee meeting.

(b)           Suitable Means of Proof.

(i)        The Parties acknowledge that the report attached hereto as Schedule 8.1(b)(i) represents an exhaustive list of the contents of the E-ROOM as of the Original Agreement Effective Date.

(ii)       The Parties acknowledge that the report attached hereto as Schedule 8.1(b)(ii) includes all of the items to be added to the E-ROOM related to ACEON and/or ACEON API as of the Effective Date.

(iii)      Thereafter, the electronic report generated automatically by EMC Documentum eRoom — an example of which is attached hereto as Schedule 8.1(b)(iii) — (the “Electronic Report”) shall be deemed by the Parties to constitute satisfactory and conclusive evidence of any and all modifications introduced in the content of the E-ROOM (new information, alterations, deletions, etc.) as of the date such Electronic Report was generated.

(iv)      Any information which both Parties can have access to according to the Technical Conditions shall be considered to have been transmitted to a Party as of the date it first appeared on an Electronic Report.

(c)           Undertaking of each Party.  The Electronic Report is automatically sent by e-mail to the declared users of each Party, unless a user changes its notification settings to stop receiving it.  Therefore, it is each Party’s own responsibility to keep a copy of the Electronic Reports as long as necessary for evidence purposes.

8.2           Exchange of Safety Information.

(a)           SDEA.

(i)        The Parties will cooperate in the collection, review, assessment, tracking and filing of information related to adverse events associated with the Licensed Products, including in accordance with applicable FDA regulations, including 21 CFR §§ 312.32, 314.80, and with comparable Laws in countries within and outside the Territory.  As soon as reasonably practicable after the Original Agreement Effective Date, but in no event later than [*] days thereafter, the pharmacovigilance departments of both Parties shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Licensed Products, which shall be documented in a separate mutually acceptable safety data exchange agreement (the “Safety Data Exchange Agreement”) between the Parties; provided, however, that this Agreement shall control in the event of any conflict between the terms of this Agreement and such Safety Data Exchange Agreement.  Until such time as the Parties have entered into the Safety Data Exchange Agreement, the Parties will exchange safety information, regardless of causality, involving or associated with the use of the Licensed Products, on the following schedule:

(A)           All serious adverse event information will be exchanged within [*] days after the receipt of such information by a Party or by any of the Party’s Affiliates, agents or Sublicensees.

(B)           Non-serious adverse event information will be exchanged on either Party’s reasonable request.

(ii)        The Parties acknowledge that an initial Safety Data Exchange Agreement has been entered into by them effective as of May 6, 2011.  Simultaneously with the execution of this Agreement, the Parties are entering into an additional Safety Data Exchange Agreement; provided, however, that this Agreement shall control in the event of any conflict between the terms of this Agreement and either the initial or such additional Safety Data Exchange Agreement.  All references to the “Safety Data Exchange Agreement” herein shall be deemed to be references to both the initial and such additional Safety Data Exchange Agreement, as applicable.

(b)           All adverse event information shall be exchanged in a Council for International Organizations of Medical Sciences (the “CIOMS”) I report format or a substantially similar report format.

(c)           Each Party shall maintain a safety database for the Licensed Products as follows:  (i) by XOMA, in the Territory and (ii) by Servier, outside the Territory, each consistent with pharmaceutical industry practice and all applicable Laws (the “WSD”).  Within [*] Business Days of the Original Agreement Effective Date (with respect to Licensed Products other than ACEON) and the Effective Date (with respect to ACEON), Servier will provide XOMA with a paper and electronic copy of the most recent safety report from the WSD.  Thereafter, the applicable provisions of this Article 8 shall apply.

(d)           Each Party agrees to keep the other Party fully informed of all Safety and Public Health Issues related to the Licensed Products, and shall in good faith discuss and consult with the other Party through the Coordinating Committee prior to exercising any termination rights hereunder due to Safety and Public Health Issues.

8.3           Material Data.  Each Party shall provide to the other Party, within [*] days of the completion of all study reports for a clinical study, a summary in the English language of material Data in such study reports relating to the Licensed Products.  For purposes of this Section 8.3, Data shall be considered material if it (a) is intended for use in any submission to the FDA or any other Regulatory Authority, or (b) will have any significant effect, whether positive or negative, on the Development or Commercialization of any Licensed Products.  For avoidance of doubt, this Section 8.3 includes, but is not limited to, the exchange of electronic databases in a mutually agreeable format.

8.4           Regulatory Submissions.

(a)           Exchange of regulatory documents in draft form.  Copies of all draft material submissions submitted after the Original Agreement Effective Date to the FDA or to any  European Member State’s Regulatory Authority by each Party in seeking Marketing Approval for and replies thereto and to the extent reasonably practicable all other material correspondence with the applicable Regulatory Authority covering the Licensed Products shall be provided to the other Party promptly upon draft completion but in no event less than [*] days before being submitted or sent, during which time the other Party shall have a reasonable opportunity, not to exceed [*] days, to review such submissions or correspondence and consult with the submitting Party with respect thereto.  Information provided under this provision shall include but not be limited to:

Briefing books and slides relating to consultation meetings with the Regulatory Authority

IND submissions (or their international equivalents), initial submissions, serials, annual updates

Clinical reports of pivotal studies

Module 2 overviews

Module 2 summaries

CMC module 3 files

Draft labeling

Formal answers to questions.

After any such consultation and taking into consideration any comments from the other Party, the submitting Party shall determine the final form of all material submissions and correspondence in its sole discretion.  Final copies including clinical databases for individual studies, integrated analysis and case report forms of all material submissions and correspondence shall be promptly provided to the other Party in the English language.

Each Party shall provide the other with a copy of any marketing approval letters received respectively from the FDA and any European Member State’s Regulatory Authority within [*] days of their receipt.  For all other countries outside the Territory, Servier will provide and update XOMA on a [*] -month basis with a table of the marketing approvals received in each such country.

(b)           Governance.  XOMA will determine the regulatory plans and strategies for the Licensed Products in the Territory, and Servier will determine the same outside the Territory.  XOMA will file all Regulatory Filings with respect to the Licensed Products and will be responsible for obtaining and maintaining the NDA and the Marketing Approvals throughout the Territory in the name of XOMA or its Affiliates, and Servier will file the same and be responsible for the same outside the Territory.  Each Party will keep the other Party reasonably updated on the status of each such Regulatory Filings.  Upon Servier’s written notice to XOMA that a modification to the marketing approval of a Licensed Product in the European Union has been adopted by the reference member state and implemented by each European member state, XOMA shall, where applicable, promptly request that the FDA update the Marketing Approval of such Licensed Product to reflect such modification.

(c)           Consultation; Information.  XOMA shall promptly provide Servier upon its reasonable prior written request with (i) copies of all Regulatory Filings relating to Licensed Products in the Territory; (ii) copies of all material correspondence with Regulatory Authorities in the Territory (including minutes of any meetings, telephone conferences and/or discussions with such Regulatory Authority) pertaining to Licensed Products; and (iii) reasonable advance notice (to the extent practicable) of meetings, scheduled or unscheduled, with any Regulatory Authority in the Territory that pertain to the Licensed Products.  Consistent with applicable Laws, XOMA shall afford Servier’s representatives a reasonable opportunity to comment on such Regulatory Filings, and shall consider such comments in good faith, and, to the extent not prohibited by applicable Law, shall afford Servier’s representatives an opportunity to attend all such meetings with relevant Regulatory Authorities, to the extent reasonably practicable under the circumstances.  Servier shall promptly inform XOMA of (x) all Regulatory Filings outside the Territory pertaining to Licensed Products; (y) all material issues raised by Regulatory Authorities outside the Territory pertaining to Licensed Products; and (z) the dates of, and a summary of matters discussed at, any meetings, scheduled or unscheduled, with any Regulatory Authority within the European Union that pertain to the Licensed Products.

(d)           Coordinating Committee Review.  In addition to the consultation set forth in Section 8.4(c) above with respect to Regulatory Filings and meetings with Regulatory Authorities, XOMA’s Commercialization activities, including the content and subject matter of, and strategy for, any application for Regulatory Approval, all correspondence submitted to Regulatory Authorities related to clinical trial design, all proposed labeling and decisions from Regulatory Agencies with respect thereto, and all post-Marketing Approval labeling discussions and decisions with Regulatory Authorities (including the final approved labeling), and post-Marketing Approval labeling changes or expansions, in each case relating in any way to a Licensed Product, shall be subject to reasonable review by the Coordinating Committee, subject in all events to Section 7.6.

(e)           Cooperation.  Each Party agrees to make its personnel reasonably available, upon reasonable notice to the other Party, at their respective places of employment to consult with the other Party on issues arising related to the activities conducted in accordance with this Agreement or otherwise relating to regulatory matters involving the Licensed Products, including any request from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues, or otherwise.  Each Party (the “Enabling Party”) agrees to cooperate with the other (the “Filing Party”), at its request, to comply with specific requests of a Regulatory Authority (such as requests to inspect clinical trial sites), with respect to Data supplied or to be supplied by the Enabling Party to the Filing Party for filing with such Regulatory Authority, or with respect to Licensed Product supplied by the Enabling Party.  The Enabling Party shall ensure that its contractors likewise comply with this Section 8.4(e).

8.5           Control of Approvals.  XOMA or its Affiliates shall own and control all Marketing Approvals for the Licensed Products in the Territory.  Servier or its Affiliates shall own and control all regulatory approvals for the Licensed Products outside the Territory.

8.6           Regulatory Authority Inquiries.  Each Party shall notify the other Party within [*] Business Days after it receives information about the initiation of any investigation, review or inquiry by a Regulatory Authority concerning (i) non-clinical or clinical research relating to the API or the Licensed Products; or (ii) the manufacturing, distribution, promotion or sale of the Licensed Products and/or API; provided, that Servier’s obligations under this Section 8.6 shall relate only to Regulatory Authorities in the European Union.

ARTICLE 9
PROMOTION

9.1           Promotion Plan.  Within [*] days following (a) with respect to the Initial Licensed Product, the Original Agreement Effective Date, (b) with respect to ACEON, [*], and (c) with respect to any Additional Combination Product, XOMA’s exercise of the Option with respect to such Additional Combination Product in accordance with Section 2.2, XOMA shall prepare and submit to Servier for its review and comments, such comments to be consistent with Servier’s worldwide promotion of such Licensed Product, and which comments XOMA will consider in good faith, a Territory-wide Promotion Plan for each Licensed Product (the “Initial Plan”).  The Initial Plan shall cover the period from its creation date up to the end of the then-current calendar year or, if fewer than [*] days remain before the end of the then-current calendar year, the end of the following calendar year.  Then, on or before each succeeding September 30, starting on (a) in the case of the Initial Licensed Product, September 30, [*], (b) in the case of ACEON, September 30, [*], and (c) in the case of any Additional Licensed Product, the next September 30 that is more than [*] days after submission of the Initial Plan with respect to such Additional Licensed Product, XOMA shall prepare and submit to Servier for its review and comments, such comments to be consistent with Servier’s worldwide promotion of such Licensed Product, and which comments XOMA will consider in good faith, a Territory-wide preliminary Promotion Plan for each Licensed Product for the coming calendar year.  On or before December 30 of each calendar year, starting on (a) in the case of the Initial Licensed Product, December 30, [*], (b) in the case of ACEON, December 30, [*], and (c) in the case of any Additional Licensed Product, the next December 30 that is more than [*] days after submission of the Initial Plan with respect to such Additional Licensed Product, XOMA shall update each Promotion Plan to include detailed plans for the following calendar year, and shall submit such updated Promotion Plan to Servier for its review and comment.  Each final Promotion Plan shall include a detailed description of each promotion activity to be conducted in the Territory thereunder, including, as applicable:

(a)           general strategies for Commercialization of the Licensed Products with an outline of specific Commercialization activities;

(b)           reimbursement strategies and plans for Licensed Products;

(c)           marketing plans, including advertising, public relations programs, branding initiatives, market positioning, market research and pricing analysis;

(d)           number of sales representatives, account managers, medical liaisons and medical affairs personnel or alike to be used;

(e)           nature of promotional activities including awareness plans;

(f)            medical education programs and materials, including professional symposia and speaker and peer-to-peer activity programs, to be used in the promotion of Licensed Products;

(g)           development and implementation of training programs and training materials;

(h)           good faith sales forecasts for Licensed Products;

(i)            price and discounts per third party payers, and plans to obtain listing for Licensed Products; and

(j)            a detailed, estimated budget for all the foregoing.

In all cases, XOMA will in good faith consider the comments of Servier.

9.2           Amendments.  XOMA shall review the Promotion Plans on a regular basis during each calendar year and shall promptly submit any proposed material modifications of such plans to Servier for review and comment in accordance with the terms of this Article 9.

9.3           Promotional Literature.  No later than [*] days prior to the First Commercial Sale of a Licensed Product (other than ACEON) in the Territory, XOMA shall provide Servier with a representative example of its proposed promotional literature, and Servier shall have the right to make comments or observations thereon within [*] days of its receipt thereof, which comments XOMA shall consider in good faith.  Thereafter, XOMA shall provide Servier with a representative example of its promotional literature as soon as practicable after Servier’s written request, and Servier shall have the right to make comments or observations thereon within [*] days of its receipt thereof, which comments XOMA shall consider in good faith.  Notwithstanding the foregoing, XOMA shall have no right or license to use Servier’s logo in XOMA’s promotional literature.

9.4           Costs of Commercialization.  XOMA shall be responsible for all promotion and all costs associated with the Commercialization of Licensed Products in the Territory.  Servier shall be responsible for all promotion and all costs associated with the Commercialization of Licensed Products outside the Territory.

9.5           Minimum Net Sales.  Beginning [*] months from receipt by XOMA of Marketing Approval for the Initial Licensed Product and subject to the provisions of Section 18.10 hereof and Section 9.3 of Schedule 6, XOMA shall achieve aggregate Net Sales of all Licensed Products (other than ACEON) (i) during the first period of [*] consecutive calendar quarters of not less than [*] U.S. Dollars (US$[*]) and then (ii) during each subsequent period of [*] consecutive calendar quarters of not less than [*] U.S. Dollars (US$[*]) (the “Minimum Net Sales Amounts”); provided, that XOMA may, at its option, satisfy its obligation under this Section 9.5 by paying Servier, in addition to the Royalties paid or payable under Section 11.4 for such [*]-quarter periods, an additional amount equal to the then applicable royalty rate on the difference between the Minimum Net Sales Amount and the actual aggregate Net Sales of all Licensed Products (other than ACEON) for such period.  Notwithstanding the foregoing, should Generic Competition commence in the Territory, the Minimum Net Sales Amount shall thereafter be reduced by a percentage equal to the percentage of sales attributable to Generic Competition for such period.  Any payment pursuant to this Section 9.5 shall be payable in the time period set forth in Section 11.4 with respect to the applicable calendar quarter.

9.6           Grey Market Sales.  To the extent permitted by applicable Law, Servier shall and shall cause its Affiliates and Sublicensees to use Diligent Efforts to prevent “grey market” sales from Canada or Mexico by Third Parties of any Licensed Products in the Territory and, at a minimum, utilize reasonable safeguards to prevent the foregoing, provided such Third Parties have been supplied Licensed Products by Servier, its Affiliates or Sublicensees.  In the event XOMA presents Servier with clear evidence of the re-sale or distribution of Licensed Products by the above mentioned Third Parties, Servier will promptly and vigorously investigate the circumstances and pursue appropriate remedies it may have against any such Third Party, such remedy to be determined in Servier’s sole discretion.

ARTICLE 10
INSURANCE

XOMA shall obtain and maintain, during the term of this Agreement and thereafter for the duration of any applicable statute of limitations, comprehensive general liability insurance, including Licensed Products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers in a form and at levels, respectively, that are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities, but in any event shall be a minimum of [*] U.S. Dollars (US$[*]) per occurrence with an annual aggregate limit of not less than [*] U.S. Dollars (US$[*]), with Servier named as an additional insured party/loss payee, as applicable.  The premium of any insurance will be borne XOMA.  Such liability insurance shall be maintained on a claims made basis to provide such protection so long as a Third Party claim may arise in connection with the Licensed Product.  XOMA shall furnish to Servier on request certificates issued by the insurance company setting forth the amount of the liability insurance.

ARTICLE 11
FINANCIAL TERMS

11.1          License Fee.  As partial consideration for the rights granted hereunder, within [*] Business Days following the Original Agreement Effective Date, XOMA paid or caused to be paid to Servier a non-refundable cash payment in the amount of One Million Five Hundred Thousand U.S. Dollars (US$1,500,000).

11.2          Regulatory Milestones.  As partial consideration for the rights granted hereunder, XOMA shall make milestone payments to Servier based on regulatory achievements as set forth below.

(a)            Initial Licensed Product.  XOMA shall notify Servier in writing within [*] Business Days of the first achievement of each of the milestone events in the table below with respect to the Initial Licensed Product, and the corresponding milestone payment shall be due within [*] Business Days of XOMA’s receipt of an invoice therefor from Servier.

Event	Payment

Upon acceptance by the FDA of the NDA submission for the Initial Licensed Product	[*] U.S. Dollars (US$[*])

Upon Marketing Approval for the Initial Licensed Product	[*] U.S. Dollars (US$[*])

(b)           Additional Combination Products.  XOMA shall notify Servier in writing within [*] Business Days of the first achievement of each of the milestone events in the table below with respect to each Additional Combination Product, and the corresponding milestone payment shall be due within [*] Business Days of XOMA’s receipt of an invoice therefor from Servier.

Event	Payment

Upon confirmation by the FDA that an NDA submission for such Additional Combination Product will be accepted without requiring one or more additional clinical trials	[*] U.S. Dollars (US$[*])

Upon Marketing Approval for such Additional Combination Product.
[*] U.S. Dollars (US$[*]) However, should the FDA require with the Marketing Approval additional clinical studies or Phase IV studies (hereinafter referred to as “Additional Studies”), then the external expenses incurred by XOMA and duly documented for the performance of the Additional Studies above [*] U.S. Dollars (US$[*]), if any, shall be deducted from the amount of [*]U.S. Dollars (US$[*]) due to Servier, without Servier being obliged to pay any sum to XOMA.

(c)            For the avoidance of doubt, each of the payments set forth in this Section 11.2 shall be payable only once with respect to the Licensed Product to which it applies.

11.3          Sales Milestones.

(a)            As partial consideration for the rights granted hereunder, XOMA shall make milestone payments to Servier based on sales as set forth below.

Sales Milestone	Payment

First Commercial Sale of Initial Licensed Product	[*] U.S. Dollars (US$[*])

Annual Net Sales of a Licensed Product (other than ACEON) in the Territory amounting to US$[*]	[*] U.S. Dollars (US$[*])

Annual Net Sales of a Licensed Product (other than ACEON) in the Territory amounting to US$[*]	[*] U.S. Dollars (US$[*])

(b)           For purposes of this Agreement, the “Sales Milestone” means the first time during the first calendar year that annual Net Sales in the Territory achieve the corresponding level of sales, i.e., US$[*] for the first Sales Milestone and US$[*] for the second Sales Milestone.

(c)           XOMA shall inform Servier within [*] days of achieving any of the foregoing Sales Milestones so that Servier may promptly issue an appropriate invoice. The corresponding milestone payment shall be due within [*] Business Days of XOMA’s receipt of such invoice from Servier.  It is understood and agreed between the Parties that the above Sales Milestone payments shall be payable with respect to each Licensed Product (other than ACEON) one time only, even if the corresponding Sales Milestone is met on more than one occasion.  A sample invoice for the Sales Milestone payments is attached as Schedule 11.3(c).

11.4          Royalties.

(a)           Licensed Products Other Than ACEON.  As partial consideration for the rights granted hereunder, and subject to Section 11.6, XOMA shall pay to Servier within [*] days after the end of each calendar quarter, royalties on Net Sales of Licensed Products other than ACEON, on a product-by-product basis, as calculated by multiplying [*] percent ([*]%) by the amount of Net Sales in the Territory in a calendar year.

(b)           ACEON.  As partial consideration for the rights granted hereunder, XOMA shall pay to Servier within [*] days after the end of each calendar quarter ending after the Effective Date, royalties on Net Sales of ACEON in the Territory, as calculated by multiplying the applicable royalty rates set forth in the royalty rate table below by the corresponding amount of incremental Net Sales in the Territory of ACEON in a calendar year (“Annual ACEON Net Sales”):

Net Sales of ACEON in the Territory	Royalty Rate
For that portion of Annual ACEON Net Sales less than or equal to US$[*]	[*]%
For that portion of Annual ACEON Net Sales greater than US$[*] but less than or equal to US$[*]	[*]%
For that portion of Annual ACEON Net Sales greater than US$[*] but less than or equal to US$[*]	[*]%
For that portion of Annual ACEON Net Sales greater than US$[*]	[*]%

11.5          Royalty Payments and Reports.

(a)            Each Royalty shall be payable quarterly only once with respect to the Licensed Products. XOMA shall provide a report to Servier of the sales estimates within [*] Business Days after the end of each calendar [*] in substantially the form attached hereto as Schedule 11.5 setting forth (i) the amount of Gross Sales in U.S. Dollars of the Licensed Products in such [*], (ii) any deductions and/or withholding from such amount of Gross Sales as permitted pursuant to the definition of Net Sales, (iii) a calculation of Net Sales in U.S. Dollars of the Licensed Products for such [*], (iv) the amount of aggregate Net Sales in U.S. Dollars of the Licensed Products on a cumulative per year basis for the current year, and (v) the amount of Royalty due in U.S. Dollars on Net Sales with respect to such [*].

(b)           XOMA shall also provide a report to Servier of:

(i)        the sales estimates within [*] Business Days after the end of each calendar [*] with the same information as above, and

(ii)        the actual sales within [*] days after the end of each calendar [*] with the same information as above.  Upon receipt of each such report that relates to a calendar [*], Servier will issue an invoice for the amount reflected on such report as being payable with respect to such calendar [*].  Within [*] days after receipt of such invoice but not later than [*] days after the end of each calendar [*], XOMA shall make the royalty payment reflected in such report and invoice with respect to such calendar [*].

(c)            XOMA shall provide a report to Servier of the annual sales no later than [*] of each calendar year.  Such report shall be certified by an executive officer of XOMA as accurate and in accordance with generally accepted accounting principles (to the extent applicable).

11.6          Adjustments to Royalties.

(a)            Should Generic Competition, determined on a Licensed Product (other than ACEON)-by-Licensed Product (other than ACEON) basis, commence in the Territory, the royalty rate set forth in Section 11.4 for such Licensed Product (other than ACEON) shall be automatically reduced to [*] percent ([*]%).

(b)           If any of XOMA, its Sublicensees or designees are (i) required in the reasonable opinion of an independent intellectual property expert mutually agreed to by the Parties to obtain a license from any Third Party in order to make, have made, use, sell, offer for sale or import any Licensed Product (other than ACEON) and pursuant to such license are required to pay a royalty based on sales of such Licensed Product (other than ACEON) or (ii) required by any court of competent jurisdiction to pay damages and/or such a royalty to such a Third Party, then XOMA’s obligation to pay Royalties under Section 11.4 shall be reduced by the amount paid to such Third Party; provided, that in no event shall the aggregate Royalties payable to Servier be reduced pursuant to this Section 11.6 to less than [*] percent ([*]%).

11.7          Price for API and Clinical Supplies.  The prices for API and Clinical Supplies provided by Servier are indicated in Schedule 6.

11.8          Payments Generally.  All payments to Servier under this Agreement shall be made by wire transfer to a bank account designated by Servier, in Euros in an amount converted from the U.S. Dollar amount of such payment set forth in or determined in accordance with this Agreement at the exchange rate in effect on the date of payment.  Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (i) one-month LIBOR plus [*] basis points per annum or (ii) the maximum rate permitted by Law, calculated on the number of days such payment is delinquent.  This Section 11.8 shall in no way limit any other remedies available to either Party.

11.9          Taxes.  In the event that any Royalties or other payments due from XOMA to Servier under this Article 11 are subject to withholding tax required by Law to be paid to the taxing authority of any country, the amount of such tax may be withheld from the applicable Royalties or other payment due Servier.  XOMA shall pay such tax on behalf of Servier and shall furnish Servier with evidence of withholding tax paid.  Any such payments made by XOMA to an applicable taxing authority shall constitute payments made to Servier under this Article 11 and in no event shall XOMA be liable for any payments in excess of amounts due to Servier under this Article 11, whether or not in the form of any taxes, duties, levies or other similar charges, including related interest, additions to tax and penalties, in respect of any payments pursuant to this Article 11.

11.10        Audit Rights.  Servier shall have the right, at its own expense, no more than once per calendar year, to inspect XOMA’s relevant financial books and records through an independent internationally recognized auditor designated by Servier and approved by XOMA, such approval not to be unreasonably withheld or delayed, and subject to reasonable obligations of confidentiality, upon at least [*] days advance written notice for the purpose of confirming XOMA’s compliance with the terms hereof.  In the event that the foregoing audit reveals an underpayment by XOMA, within [*] days of the receipt of the auditor’s report, XOMA shall remit payment to Servier of the amount of the underpayment plus interest as set forth in Section 11.8 above.  Servier shall bear the costs incurred in connection with such inspection and audit, all in accordance with the terms and conditions of this Agreement.  Any overpayments shall promptly be refunded to XOMA.

ARTICLE 12
INTELLECTUAL PROPERTY

12.1          Inventions.  The ownership of any improvements made by XOMA or its Sublicensees to the Servier Intellectual Property that include, are based on, or are derived from, API or Licensed Product or the Servier Know-How (“Agreement Improvements”) shall be determined in accordance with the laws of inventorship of the United States.  XOMA shall, and hereby does, assign to Servier its entire rights, title and interest in and to the Agreement Improvements, including to XOMA’s interest in joint inventions made with Servier and inventions made by or on behalf of XOMA arising out of clinical studies performed with Perindopril API and/or Indapamide API, but excluding any intellectual property rights arising during the course of XOMA’s discovery or development activities outside the scope of this Agreement (even where such activities involve the use of the API ), on a worldwide basis.  XOMA undertakes to have the above provisions reflected in its agreements with Sublicensees to the benefit of Servier.  Upon assignment of the Agreement Improvements to Servier, Servier shall, and hereby does, grant to XOMA, so long as this Agreement is in force, an exclusive, royalty-free, sublicensable (to Sublicensees only) right under the Agreement Improvements to make, have made, use, sell, offer for sale and import, including the Development and Commercialization of, Licensed Products in the Territory.

12.2          No Other Rights.  Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance or otherwise by either Party to the other Party.  ALL RIGHTS WITH RESPECT TO TECHNOLOGY OR INTELLECTUAL PROPERTY RIGHTS THAT ARE NOT SPECIFICALLY GRANTED HEREIN ARE RESERVED TO THE OWNER OF SUCH TECHNOLOGY OR INTELLECTUAL PROPERTY RIGHTS.

12.3          Intellectual Property Litigation.

(a)            Notice and Cooperation.  Each Party shall promptly notify the other, to the extent such Party becomes aware of it, (i) of any suspected or threatened infringement of any Servier Patent(s), (ii) of any claim that XOMA’s, or its Affiliates’ or Sublicensees’, exercise of the rights granted under the Servier Intellectual Property hereunder infringes any rights or patents of a Third Party, (iii) of any claims of alleged patent infringement by XOMA or Servier with respect to the manufacture, use, sale, offer for sale or importation of the API or the Licensed Products, (iv) of any suspected or actual misappropriation of Servier Know-How, and (v) of any infringement or dilution of the Trademark.

(b)           Paragraph IV Notice.  As soon as permissible and practicable, XOMA shall list all Servier Patents that are permitted by applicable Regulatory Authorities in the “Orange Book” as pertaining to the Initial Licensed Product or Additional Combination Product(s), as the case may be. In the event that either Party receives a patent certification notice in accordance with 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), as amended (a “Paragraph IV Notice”), relating to the Servier Intellectual Property, that Party shall promptly provide a copy of such Paragraph IV Notice to the other Party, in any event within [*] Business Days after receipt by the first Party.

(c)            XOMA Right to Assert Claim/Defend Claim.  XOMA may in its sole discretion, but shall not be required to, bring legal action against any of the actions identified in Section 12.3(a)(i), (iv) or (v), or Section 12.3(b), in the Territory, or defend against any claim identified in Section 12.3(a)(ii) or (iii) in the Territory. Prior to bringing or defending a legal action, XOMA shall discuss its intention with Servier, and shall consider Servier’s input in good faith.  In the event XOMA brings or defends against any such action, which shall be at its own cost, Servier shall cooperate fully with XOMA at Servier’s expense, including if required to bring such action, furnishing a power of attorney and furnishing documents and information and executing all necessary documents as XOMA may request. At Servier’s expense, XOMA shall provide Servier:  (i) with a summary or list of all material documents relating to the merits of the action that XOMA intends to file with the court (including but not limited to all briefs) and, if requested by Servier, advance copies of all of the foregoing, and (ii) a reasonable amount of time for Servier to review and comment upon the documents, and XOMA shall consider Servier’s comments in good faith.  At Servier’s expense, XOMA shall copy Servier on all material correspondence between XOMA and the other side or its counsel that pertains directly to the merits of the action.  Similarly, at Servier’s expense, XOMA shall provide Servier with copies of all material pleadings, briefs, and merits-related correspondence received from the other side in the action, and shall otherwise keep Servier apprised of all material developments in the litigation.  All materials provided by XOMA to Servier under this Section 12.3(c) shall be treated as confidential.  In any such litigation brought or defended by XOMA, XOMA shall be entitled to receive all of the damages and other proceeds (compensatory as well as enhanced or punitive damages) and, after deducting its reasonable attorneys’ fees and other litigations costs and expenses, the remainder of such damages (if any) shall be treated as Net Sales and XOMA shall calculate and pay to Servier the applicable royalty under Article 11.  In any action or defense initiated by XOMA under this Section 12.3(c), Servier shall be entitled to, and if legally required shall, join the action so long as XOMA retains at all times the sole right to direct the action (including the choice of its own counsel).  Servier is entitled to be independently represented by counsel of its choice, at its expense.  In case XOMA and Servier agree to jointly prosecute a claim or jointly defend against a claim, the Parties shall each be entitled to reimbursement of its reasonable attorneys fees and out-of-pocket costs from the damages or settlement proceeds, after which the remainder of the proceeds shall be treated as Net Sales and XOMA shall calculate and pay to Servier the applicable royalty under Article 11.  It is understood and agreed that proceeds from any settlement or damages award shall, after reimbursement to the Parties of their reasonable attorneys fees and out-of-pocket costs, be counted towards achievement of a sales milestone event under Article 11 above (it being understood that for the purposes of such sales milestones, the Parties shall agree upon a reasonable allocation of such proceeds among calendar years in proportion to what Net Sales during such years would have been).

(d)           Servier Right to Assert/Defend Claim.  XOMA shall promptly notify Servier if XOMA decides that it will not bring legal action or defend under Section 12.3(c), and in any event, said notice shall be provided the later of:  (i) [*] from the notice provided pursuant to Section 12.3(a) or (ii) [*] weeks prior to the time limit, if any, set forth in the appropriate laws and regulations for the filing, defense, or answer of such actions (including, but not limited to the 45-day limit under U.S. law for filing an infringement action against an ANDA filing).  Upon receipt by Servier of XOMA’s notice of intent to decline action, or in the event that no communication is received by Servier, within [*] after notice was provided under Section 12.3(a), Servier may, but shall not be required to, bring legal action or defend against any claim identified in Section 12.3(a), in which event Servier shall act in its own name and at its own cost and XOMA shall cooperate fully with Servier at XOMA’s expense, including if required to bring such action, furnishing to Servier a power of attorney.  In any such litigation brought by Servier, Servier shall be entitled to receive all of the damages or settlement proceeds after reimbursement to XOMA of its reasonable attorneys fees and out-of-pocket costs from the damages or settlement proceeds.

(e)            Cooperation.  When either Party is bringing or defending an action under this Article 12, then (i) upon request by a Party defending any claim of the type described in Section 12.3(a)(iii), the other Party will assist in the defense against such claim, and (ii) neither Party  shall  settle, consent to judgment or otherwise voluntarily dispose of the suit or action without the prior written consent of the other Party, which consent shall not be unreasonably delayed, conditioned, or withheld.

12.4          Drug Price Competition and Patent Rights Term Restoration Act of 1984.

(a)           Subject to Section 12.5, XOMA shall fully cooperate with Servier at Servier’s expense with respect to all patent applications, and take all actions necessary to obtain patent extensions, for any Servier Intellectual Property pursuant to the provision of, and to obtain the benefits under, the Drug Price Competition and Patent Rights Term Restoration Act of 1984 and any amendments thereof.  XOMA will act diligently under the terms of this Agreement to petition for the maximum extension possible under a reasonable interpretation of the relevant law.  Servier agrees to execute such further authorization and instruments and take such further actions as may be requested by XOMA to implement the foregoing.  The Parties agree to cooperate in an effort to avoid loss of any rights which may otherwise be available to the Parties hereto under the provisions of the Drug Price Competition and Patent Term Restoration Act of 1984 as follows:

(i)        Servier shall provide relevant patent information to XOMA so that XOMA, as NDA applicant, may inform the FDA.

(ii)       Servier shall grant XOMA access and cross-reference rights to relevant Servier Data, such as clinical or other regulatory files.

(b)           As to the matters listed below, XOMA shall formulate its strategy and present the strategy, along with all material documentation, to Servier not less than [*] weeks in advance of the start of any relevant statutory time period for taking action.  XOMA shall discuss with Servier the proposed strategy and shall take Servier’s comments in good faith (including, but not limited to, any opinions of counsel provided by Servier) regarding:

(i)        which of Servier’s Intellectual Property shall be extended by XOMA (or its Affiliates) during the [*] day period following NDA approval; and

(ii)       appropriate listings in the Orange Book within the proper timeframe under the relevant law.

XOMA shall have the final decision as to the foregoing matters.

(c)           The Parties shall cooperate with each other in obtaining patent term restoration or supplementary protection certificates or their equivalents in any country worldwide where applicable to the Servier Intellectual Property.

12.5          Patent Prosecution, Maintenance and Ownership.  Servier, at its expense, shall file, prosecute and maintain the Servier Intellectual Property, and shall be responsible for all post-grant proceedings and actions, including patent interferences, reexaminations, reissuances, appeals, oppositions and revocation proceedings.  XOMA shall have reasonable access to the files and other material included in all such proceedings and actions as well as all pending applications in the Servier Intellectual Property in the Territory.  Servier shall keep XOMA reasonably informed with respect to the prosecution thereof including providing XOMA with copies of each office action with enough lead time to enable XOMA to review same and comment on any of Servier’s proposed responses thereto.  Servier, its agents and attorneys, will give due consideration to all reasonable suggestions and comments of XOMA regarding any aspect of such patent prosecution or proceeding.  If Servier intends to abandon any Servier Intellectual Property, then XOMA shall have the option to obtain ownership of such Servier Intellectual Property free of charge and to continue to prosecute and maintain such Servier Intellectual Property in its own name and at its own expense.  Servier shall notify XOMA of such intent at least [*] days prior to Servier abandoning such Intellectual Property.  Servier shall provide XOMA with reasonable assistance and cooperate with XOMA regarding the prosecution and maintenance of any Intellectual Property that XOMA has elected to obtain.

12.6          Patent Marking.  XOMA and its Affiliates or Sublicensees will mark all API or Licensed Product sold or otherwise disposed of by XOMA or its Affiliates in compliance with applicable patent marking provisions in the Territory.

ARTICLE 13
PUBLICATION; CONFIDENTIALITY

13.1          Publications.

(a)           Press Releases.  Each Party shall be free to:

(i)        issue press releases or other public statements relating to, either Party’s activities concerning the Licensed Products, including but not limited to regulatory or commercial activities; provided, however, that the Party proposing to issue such press release shall have provided to the other Party a draft of such press release at least [*] Business Days (or a shorter period of time if required by Law) prior to the release thereof and shall have considered, in good faith, the observations and suggestions, if any, of the other Party with respect thereto;

(ii)       present at symposia and other meetings of healthcare professionals, and international, national or regional congresses, conferences or meetings organized by a professional society or organization (any such occasion, a “Scientific Meeting”); provided, however, that (A) the Party presenting at any such Scientific Meeting shall have complied with the provisions of Section 13.1(c) with respect to such presentation, and (B) XOMA shall not organize or sponsor any satellite symposia outside the Territory, and (C) Servier shall not organize or sponsor any satellite symposia in the Territory.

(iii)      publish in medical and scientific journals and similar publications (“Medical Journals”) articles and papers, including, but not limited to, primary reports of data, pooled analyses, theses, dissertations and review papers concerning the Licensed Products which have been prepared by or on behalf of one of the Parties, for publication outside or in the Territory and related to studies conducted after the Original Agreement Effective Date outside or in the Territory concerning the Licensed Products (each a “Scientific Paper”); provided, however, that the Party proposing to publish such Scientific Paper shall have complied with the provisions of Section 13.1(b) with respect to such Scientific Paper; and

(iv)     disclose any clinical trial data concerning the Licensed Products in clinical trial registries; provided, however, that the Party proposing to make such disclosure shall have provided the other Party at least [*] Business Days prior to such disclosure, a detailed description of the proposed disclosure and shall have, in good faith, considered the comments made by the other Party.

(b)           Scientific Papers.  Each Party shall provide to the other, prior to submission of any Scientific Paper to a Medical Journal, a draft of such Scientific Paper.  Commencing with the receipt of such draft Scientific Paper, the receiving Party shall have [*] Business Days to notify the sending Party of its observations and suggestions with respect thereto; it being understood that, during such [*]-day period, no submission for publication thereof shall take place and the Parties shall discuss these suggestions.  The Party proposing to publish such Scientific Paper shall, in good faith, consider the comments made by the other Party, particularly if the Scientific Paper involves disclosure of confidential information or disclosure that may be otherwise prejudicial to the other Party’s opportunity to obtain any patent rights.  The sending Party shall provide to the receiving Party copies of any final Scientific Paper accepted by a Medical Journal, not less than [*] Business Days prior to the planned publication thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines).

(c)           Scientific Meetings.  Each Party shall provide to the other, prior to submission or presentation, as the case may be, copies of (i) all abstracts that will be submitted for publication in connection with any international Scientific Meeting (and with respect to XOMA, also with any national Scientific Meeting) and (ii) all posters or other written materials that will be presented at such Scientific Meeting, in each case, concerning the Licensed Product which have been prepared by or on behalf of one of the Parties, for submission or presentation outside or in the Territory.  Commencing with the receipt of any such abstract, poster or other written material the receiving Party shall have [*] Business Days to inform the sending Party of its observations and suggestions with respect thereto; it being understood that, during such [*] Business Day period, no submission or presentation thereof shall take place and the Parties shall discuss these suggestions.  The Party proposing to publish such an abstract or make such a presentation shall, in good faith, consider the comments made by the other Party, particularly if the abstract or presentation involves disclosure of confidential information or disclosure that may be otherwise prejudicial to the other Party’s opportunity to obtain any patent rights.  The sending Party shall provide to the receiving Party copies of all final abstracts and all final posters or other written materials accepted for publication or to be presented [*] Business Days prior to the planned publication or presentation thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines).  The Parties shall use good faith and commercially reasonable efforts to provide the other Party with draft slide presentations in accordance with the foregoing time periods.

(d)           Each Party agrees that it will not unreasonably withhold or delay its consent to requests for extensions of the above timelines (in Sections 13.1(a), (b) and (c)) in the event that material late breaking data becomes available.  In order to optimize the review time lines set forth in Sections 13.1(a), (b) and (c), each Party shall nominate one individual to be included in the internal review process of the other Party.

(e)           Deferral of Disclosures.  If either Party believes that any proposed press release or other public statement, or any publication, presentation, or other disclosure would disclose any Confidential Information or would otherwise be prejudicial to its opportunity to obtain any patent rights, then the effected Party shall notify the publishing Party within the timeframe provided for in Section 13.1(f) as applicable, or if not applicable, as soon as practicable after receipt of the proposed press release or other public statement, publication, presentation, or other disclosure, and the publishing Party shall refrain from making such press release, other public statement, publication, presentation or other disclosure for an additional [*] days from the last day of the period otherwise provided for herein to enable the preparation and filing of any necessary patent applications.

(f)            Failure to Object to Disclosure.  If the Party proposing any press release or other public statement, or any publication, presentation, or other disclosure receives no objection from the other Party within the following timeframes:

(i)        [*] Business Days after the other Party’s receipt of any proposed press release or other public statement pursuant to Section 13.1(a)(i);

(ii)       [*] Business Days after the other Party’s receipt of any proposed scientific paper to be submitted to a medical journal pursuant to Section 13.1(a)(ii);

(iii)      [*] Business Days after the other Party’s receipt of any proposed abstracts that will be submitted for publication in connection with a Scientific Meeting and any posters, slide presentations or other written materials that will be presented at a Scientific Meeting pursuant to Section 13.1(a)(iii);

(iv)      [*] Business Days after the other Party’s receipt of any notification of any proposed disclosure of clinical trial data pursuant to Section 13.1(a)(iv);

then the Party proposing such press release, other public statement, publication, presentation, or other disclosure shall be free to proceed with the same without further reference to or agreement from other Party.

(g)           No Rights to Use Name of Other Party.  Neither Party shall use the name of the other Party in any publicity or advertising without the prior written consent of the other Party.

(h)           Existence and Terms of Agreement.  As to the announcement of the existence and terms of the collaboration between the Parties under this Agreement and the Trademark Agreement, without first obtaining the written consent of the other Party and agreement upon the nature and text of such announcement or disclosure, the Parties shall not publicly disclose any information about any such agreements to Third Parties; provided, however, that a Party may make any disclosure where in a Party’s reasonable legal opinion it is required by applicable Law or applicable stock exchange regulation or legal process on the condition that the disclosing Party shall notify the other Party prior to making such disclosure, and the other Party shall have the right to review such disclosure prior to release and to comment on such disclosure and the disclosing Party shall reasonably implement such comments; provided, further, that the disclosing Party shall not be required to delay such disclosures by more than [*] Business Days or a shorter period of time if required by Law.  In connection with any filing by either Party of a copy of this Agreement and the Trademark Agreement with the U.S. Securities and Exchange Commission (or the national securities exchange or other stock market on which such Party’s securities are traded), the filing Party shall endeavor to obtain confidential treatment of economic and trade secret information.  Reasonably in advance of filing, the filing Party shall provide to the other Party a copy of the proposed filing and the Parties shall work cooperatively in good faith, taking into consideration the other Party’s suggestions, regarding the information for which the filing Party will seek to obtain confidential treatment.  Each Party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement and the Trademark Agreement to the U.S. Securities Exchange Commission or any other Governmental Authority, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.

(i)            Obligations.  It is understood and agreed that XOMA’s obligations to inform and cooperate with Servier under this Section 13.1 (excluding Sections 13.1(g) and (h)) shall only apply with respect to the Territory, and Servier’s obligations to inform and cooperate with XOMA under this Section 13.1 (excluding Sections 13.1(g) and (h)) shall only apply with respect to Canada, the member states of the European Union, Japan and Mexico and such other countries as may reasonably be specified by XOMA to Servier from time to time in writing.  Notwithstanding the foregoing, the Parties shall comply with the provisions of Section 13.1 in its entirety in relation to publication submissions in international medical journals.

13.2          Confidential Information; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information during the term of this Agreement hereof and for a period of [*] years following the termination of this Agreement; provided, however, that the obligation to keep a Party’s trade secrets confidential shall survive for such time as such information remains a protected trade secret.  For the avoidance of doubt, Agreement Improvements shall be deemed to be the Confidential Information of both parties.  Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation of the receiving Party that such information:

(a)           was already known to the receiving Party, other than under an obligation of confidentiality, except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established, at the time of disclosure;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d)           was disclosed to the receiving Party, other than under an obligation of confidentiality except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

13.3          Authorized Disclosure.  Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows:  (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement in complying with the terms of agreements with Third Parties existing as of the Original Agreement Effective Date; (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations or the rules of any national securities exchange, obtaining regulatory approval or fulfilling post-approval regulatory obligations, or otherwise required by Law; provided, however, that if a Party intends to rely on this clause (b) to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example, in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use commercially reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) in communication with advisors, including lawyers and accountants, on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to by the Parties. Notwithstanding any provision of this Agreement to the contrary, nothing herein shall prevent either Party from making any disclosure required by Law in a timely manner.

ARTICLE 14
REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1          By Servier as of the Original Agreement Effective Date.  Servier hereby represents and warrants as of the Original Agreement Effective Date to, and covenants with, XOMA (in the case of subsections (e) through (j), (m) and (n), with respect to the Licensed Products other than ACEON and/or the API other than the ACEON API, as applicable, only) as follows:

(a)            Servier is duly organized and validly existing under the Laws of its jurisdiction of incorporation and has full corporate power and authority, and has taken all corporate action necessary, to enter into and perform its obligations under this Agreement.

(b)           This Agreement is a legal, valid and binding obligation of Servier, enforceable against Servier in accordance with its terms.  Neither the execution and delivery of this Agreement by Servier, nor the performance by Servier of its obligations hereunder, conflicts with any agreement, instrument or understanding, oral or written, by which Servier is bound.

(c)            No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Law currently in effect, is required in connection with the execution and delivery of this Agreement by Servier, or the performance by Servier of its obligations hereunder.

(d)           To Servier’s knowledge, after due inquiry, the Servier Intellectual Property is valid and enforceable.  To Servier’s knowledge, there are no claims written or otherwise, asserting the invalidity, misuse, unenforceability, unregisterability, non-infringement or misappropriation of the Servier Intellectual Property, and Servier knows, after due inquiry, of no facts or circumstances that could reasonably be likely to give rise to such a claim.

(e)           To Servier’s knowledge, after due inquiry, there are no adverse claims regarding ownership of the Servier Intellectual Property, and none of the Servier Intellectual Property is subject to any liens, charges or encumbrances (except for the licenses granted to XOMA hereunder and under the Trademark Agreement and to Abbott and its sublicensees in respect of perindopril erbumine as in effect on the Original Agreement Effective Date).

(f)            Except for the licenses granted to XOMA hereunder and under the Trademark Agreement and to Abbott and its sublicensees in respect of perindopril erbumine as in effect on the Original Agreement Effective Date, Servier has not granted any rights or licenses to any Third Party under any of the Servier Intellectual Property in the Territory.

(g)           To Servier’s knowledge, after due inquiry, none of the Development, manufacture or Commercialization of Perindopril API as contemplated by this Agreement in the Territory interferes with, infringes, misappropriates or otherwise violates any intellectual property rights of any Third Party. To Servier’s knowledge, none of the Development, manufacture or Commercialization of Amlodipine API or Indapamide API as contemplated by this Agreement in the Territory interferes with, infringes, misappropriates or otherwise violates any intellectual property rights of any Third Party.

(h)           Servier has made available to XOMA all information in its possession or control relating to the API or any Licensed Products and the Development, manufacture, and Commercialization of the API and Licensed Products,  that is material to the marketability of the Licensed Products in the Territory.  Without limiting the foregoing, Servier has disclosed to XOMA the existence of any patent searches or opinions that it has received or of which it is aware relating to the API or any Licensed Products, or the Development, manufacture or Commercialization of the API and/or the Licensed Products, whether within or outside the Territory, and Servier has made available to XOMA all material information from such patent searches and all material information that forms the basis for such patent opinions.

(i)            To Servier’s knowledge, after due inquiry, all of the studies, tests and preclinical and clinical trials of any of the Licensed Products have been and as of the Original Agreement Effective Date are being undertaken in compliance with all applicable Laws and guidelines.

(j)            None of Servier, any of its Affiliates or any Third Party acting by or on behalf of Servier or any of its Affiliates in any capacity concerning or in connection with the Development, manufacture or Commercialization of API or any Licensed Products has been debarred or is subject to debarment, and none of Servier and any of its Affiliates shall engage or use any Third Party in any capacity concerning or in connection with the Development, manufacture or Commercialization of API or any Licensed Products that has been debarred or is otherwise subject to an adverse regulatory decision.  Servier agrees to notify XOMA in writing immediately if it or any entity acting on its behalf in any capacity concerning or in connection with the Development, manufacture or Commercialization of API or any Licensed Products is debarred or becomes the subject of any threatened or pending action, suit, claim, investigation, legal or administrative proceeding relating thereto.

(k)           None of Servier or its Affiliates, as applicable, and to Servier’s knowledge, the other party or any person or entity acting by or on behalf of such other party, is in breach or default under any commitment to which it is a party with respect to Servier’s obligations and/or XOMA’s rights under their Agreement.

(l)            Servier shall, and shall ensure that its Affiliates and any entity acting on its or their behalf shall, carry out their obligations pursuant to this Agreement, consistent with all applicable Laws and industry standards.

(m)           To Servier’s knowledge, there has occurred no decision, action, proceeding or inaction by any Regulatory Authority that has resulted in or could reasonably be expected to result in, individually or in the aggregate, the material delay of or a material adverse effect on, the Marketing Approval of any API or Licensed Product within the past five (5) years.

(n)           To Servier’s knowledge, no event, development or change in circumstance is in existence or has occurred and is continuing that would reasonably be expected to materially adversely affect the scope of the Marketing Approval; provided that no representation or warranty is made with respect to the possible effects of the U.S. Patient Protection and Affordable Care Act of 2010, known as the Healthcare Reform Act.

(o)           No rights granted to XOMA pursuant to this Agreement and no actions authorized hereby to be undertaken by XOMA, its Sublicensees or designees would be in conflict or breach with or would otherwise violate or cause a default under any agreement between Servier or any of its Affiliates and any Third Party.

14.2          By Servier as of the Effective Date.  Servier hereby represents and warrants as of the Effective Date to, and covenants with, XOMA as follows:

(a)           The representations, warranties and covenants made by Servier in Section 14.1 (other than in subsection (g) thereof) are true and correct as of the Effective Date (in the case of Sections 14(e), (f), (h) through (j), (m) and (n), with respect to ACEON and/or the ACEON API, as applicable, only).

(b)           To Servier’s knowledge, after due inquiry, none of the Development, manufacture or Commercialization of ACEON or ACEON API as contemplated by this Agreement in the Territory interferes with, infringes, misappropriates or otherwise violates any intellectual property rights of any Third Party.

14.3          Limitation on Liability.  XOMA agrees that Servier shall have no liability to XOMA for breach or violation of any representation, warranty or covenant made in Section 14.2 to the extent such breach or violation was caused by a breach or violation of any representation, warranty or covenant made by Abbott  pursuant to the Abbott Termination Agreement.

14.4          By XOMA as of the Original Agreement Effective Date.  XOMA hereby represents and warrants as of the Original Agreement Effective Date to, and covenants with, Servier as follows:

(a)           XOMA is duly organized and validly existing under the Laws of its jurisdiction of incorporation and has full corporate power and authority, and has taken all corporate action necessary, to enter into and perform its obligations under this Agreement.

(b)           This Agreement is a legal, valid and binding obligation of XOMA, enforceable against XOMA in accordance with its terms.  Neither the execution and delivery of this Agreement by XOMA, nor the performance by XOMA of its obligations hereunder, conflicts with any agreement, instrument or understanding, oral or written, by which XOMA is bound.

(c)           No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Law currently in effect, is required in connection with the execution and delivery of this Agreement by XOMA, or the performance by XOMA of its obligations hereunder.

(d)           XOMA shall, and shall ensure that all of its authorized Sublicensees carry out their obligations pursuant to this Agreement, consistent with all applicable Laws and industry standards.

(e)           None of XOMA, any of its Affiliates or any Third Party acting by or on behalf of XOMA or any of its Affiliates in any capacity concerning or in connection with the manufacture, Development or Commercialization of API or any Licensed Products has been debarred or is subject to debarment, and none of XOMA and any of its Affiliates shall engage or use any Third Party in any capacity concerning or in connection with the Development, manufacture or Commercialization of API or any Licensed Products that has been debarred or is otherwise subject to an adverse regulatory decision.  XOMA agrees to notify Servier in writing promptly if it or any entity acting on its behalf in any capacity concerning or in connection with the Development, manufacture or Commercialization of API or any Licensed Products is debarred or becomes the subject of any threatened or pending action, suit, claim, investigation, legal or administrative proceeding relating thereto.

(f)            To XOMA’s knowledge, no event, development or change in circumstance is in existence or has occurred and is continuing that would reasonably be expected to materially adversely affect the scope of the Marketing Approval; provided that no representation or warranty is made with respect to the possible effects of the U.S. Patient Protection and Affordable Care Act of 2010, known as the Healthcare Reform Act.

(g)           XOMA acknowledges that (i) it has reviewed all documents that Servier has provided to XOMA in connection with this Agreement and the transactions contemplated hereby and (ii) Servier has responded to all of XOMA’s requests and questions with respect thereto.

14.5          By XOMA as of the Effective Date.  XOMA hereby represents and warrants as of the Effective Date to, and covenants with, Servier that the representations, warranties and covenants made by XOMA in Section 14.4 are true and correct as of the Effective Date (in the case of Sections 14(e) through (g), with respect to ACEON and/or the ACEON API, as applicable, only).

14.6          Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL PATENT RIGHTS AND KNOW-HOW PROVIDED HEREUNDER ARE PROVIDED AS-IS.  SERVIER MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO ANY PATENTS, KNOW-HOW, DATA, LICENSED PRODUCT OR API OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO WITH RESPECT TO ABBOTT’S DEVELOPMENT AND COMMERCIALIZATION OF ACEON.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVIER DISCLAIMS, AND WAIVES ALL WARRANTIES OF AND TO, XOMA, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY LICENSED PRODUCT OR API OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF NONINFRINGEMENT.

ARTICLE 15
TERM AND TERMINATION

15.1          Term.  The term of this Agreement commenced on the Original Agreement Effective Date and shall continue in effect (a) for a period of eight (8) years thereafter or (b) until the expiration of the last-to-expire patent included in the Servier Intellectual Property, whichever is later, in either case unless terminated pursuant to this Article 15 (the “Initial Period”).  After the Initial Period, the duration of this Agreement will be automatically extended for successive one-year periods unless one of the Parties notifies the other Party of its decision not to extend the duration of this Agreement beyond the Initial Period or any subsequent extension.  Such notice shall be delivered in writing at least [*] months before any anniversary date of this Agreement.  Notwithstanding the foregoing, this Agreement shall automatically terminate upon termination of the Trademark Agreement.

15.2          Termination By Servier.  Notwithstanding the above and without limiting any other rights or remedies either Party may have under this Agreement or otherwise, Servier shall have the right to terminate this Agreement upon written notice to XOMA within [*] months after the occurrence of any of the following:

(a)            if XOMA breaches, in any material respect, any of its representations, warranties, covenants or obligations under this Agreement, and such breach is not cured within [*] days after XOMA’s receipt of written notice of such breach; or

(b)            if XOMA suffers an Insolvency Event; or

(c)            if the Marketing Approval of the Initial Licensed Product is not obtained for the Territory by the Approval Deadline or a “complete response” letter is received from the FDA relating to the Initial Licensed Product; or

(d)            if Servier unilaterally decides to withdraw one or more of the Licensed Products in the European Union for Safety and Public Health Reasons; provided, that if such withdrawal relates to less than all the Licensed Products, then Servier’s right to terminate shall apply only to such withdrawn Licensed Product(s); or

(e)            if the applicable Minimum Net Sales Amount has not been achieved with respect to a period of [*] consecutive fiscal quarters and XOMA has failed to pay the additional amount indicated in Section 9.5 with respect to such period in accordance with the provisions thereof within [*] days after XOMA’s receipt of written notice of such failure; or

(f)            if, following notice from XOMA of its intention to either Transfer or sublicense its rights and obligations under this Agreement following a Specified Change of Control as provided in Section 18.10, such Transfer or sublicense is not completed within [*] months after Servier’s receipt of such notice; provided, that Servier shall have no right to terminate this Agreement pursuant to this clause (f) if XOMA notifies Servier prior to the expiration of such [*] month period that it has ceased its efforts to so Transfer or sublicense and in lieu thereof intends for clause (c) of Section 18.10 to apply; or

(g)            if XOMA [*] but has not [*], provided the Parties have executed the amendment mentioned in Section 3.1 (a) above; or

(h)            if XOMA [*] because [*], and XOMA [*]; or

15.3           Termination By XOMA.  Notwithstanding the above and without limiting any other rights or remedies either Party may have under this Agreement or otherwise, XOMA shall have the right to terminate this Agreement upon notice to Servier within [*] months after the occurrence of any of the following:

(a)            if Servier breaches, in any material respect, any of its representations, warranties, covenants or obligations under this Agreement, and such breach is not cured within [*] days after Servier’s receipt of written notice of such breach; or

(b)            if Servier suffers an Insolvency Event; or

(c)            if (i) at any meeting between representatives of XOMA and representatives of the FDA regarding the Initial Licensed Product prior to the filing of an NDA for the Initial Licensed Product, XOMA is informed by the FDA that one or more additional clinical trials will be required before such an NDA will be accepted by the FDA, or (ii) additional pre-clinical or other Data or Development is required for Marketing Approval of the Initial Licensed Product amounting to not less than [*] U.S. Dollars (US$[*]) or delaying the NDA submission for the Initial Licensed Product by more than [*] months, provided that XOMA expressly waives the foregoing termination right solely in relation to the Study; or

(d)           if a “complete response” letter is received from the FDA relating to the Initial Licensed Product; or

(e)            if the Marketing Approval of the Initial Licensed Product is not obtained for the Territory by the Approval Deadline; provided, that, in the event the NDA for the Initial Licensed Product has been submitted prior to the Approval Deadline, any such termination by XOMA will not become effective until either a “complete response” letter or a Marketing Approval is received from the FDA relating to the Initial Licensed Product.  It is understood and agreed that, notwithstanding the foregoing proviso, XOMA shall have no financial obligations under this Agreement once it has duly exercised its right of termination under this clause (e), regardless of whether such termination is yet effective; or

(f)            if the Marketing Approval for the Initial Licensed Product does not include three (3) years of exclusivity for the Initial Licensed Product pursuant to Section 505(c)(3)(E) or (j)(5)(F) of the U.S. Food, Drug and Cosmetic Act and the rules and regulations thereunder, including 21 C.F.R. § 314.108, unless the failure of such Marketing Approval to include such a period of exclusivity results from XOMA’s failure to request same; or

(g)           if XOMA unilaterally decides to withdraw the Licensed Product in the Territory for Safety and Public Health Issues; provided, that if such withdrawal relates to less than all the Licensed Products, then XOMA’s right to terminate shall apply only to such withdrawn Licensed Product(s); and provided, further, that if any such withdrawal is not in response to a request by or at the suggestion of the FDA, then XOMA shall not have the right to terminate this Agreement as provided in this clause (g) but instead the one-year extension periods referred to in Section 15.1, including the then-current extension period, shall be reduced to periods of [*] months, and XOMA shall have the right to give notice of its decision not to extend the duration of this Agreement as provided in Section 15.1 at least [*] months prior to the expiration of any extension period.

15.4         Partial Termination in Certain Circumstances.  If XOMA breaches, in any material respect, its financial commitments to Medpace, Inc. pursuant to Section 4A.5 of that certain Amendment No.1 to the Master Services Agreement dated as of October 4th, 2011 between Medpace, Inc. and XOMA (US) LLC (the “Medpace Agreement”), then Servier may, at its option, satisfy XOMA’s financial commitments to Medpace, Inc. thereunder.  If Servier so elects, the licenses and other rights and obligations of the Parties hereunder shall continue in full force and effect, and XOMA shall have an additional financial obligation to Servier (the “Reimbursement Obligation”) in an amount equal to the payment(s) made by Servier to Medpace, Inc. in satisfaction of XOMA’s aforementioned commitments to Medpace, Inc.  Within [*] days following receipt by XOMA of an invoice from Servier for such amount, together with confirmation of Servier’s payment(s) to Medpace, Inc., either (a) XOMA shall pay such amount to Servier in full or (b) (i) the licenses and other rights and obligations of both Parties hereunder with respect to the Initial Licensed Product and the Additional Combination Products (but not with respect to ACEON) shall terminate as of such [*] day and (ii) XOMA will pay to Servier, within [*] days following the end of each [*] beginning with the first full calendar [*] after this Section 15.4(b) takes effect, an amount equal to [*]% of ACEON Gross Sales (as defined below) for such [*], which amounts shall be applied to the Reimbursement Obligation and which payments shall continue until the Reimbursement Obligation is paid in full, not to exceed, however, [*] months from the date  of receipt by XOMA of the invoice from Servier. “ACEON Gross Sales” means, for a particular period, the Gross Sales of ACEON by XOMA or through or by its Sublicensees in the Territory through customary channels of distribution to independent Third Parties in bona fide arms length sales for such period.

15.5         Effects of Termination.

(a)           The termination or expiration of this Agreement shall not affect any payment of any debts or obligations accruing prior to such date of termination or expiration.  Articles 1, 10, 13, 14, 16, 17 and 18 and Sections 12.3 and 15.5 shall survive the termination or expiration of this Agreement.

(b)           Upon termination or expiration of this Agreement in its entirety, (i) XOMA shall terminate all activities related to the Commercialization of Licensed Products, and shall use commercially reasonable efforts to return to Servier or destroy, at Servier’s option, all documents (including copies) of any kind concerning the API, Servier Know-How or the Licensed Products received from Servier or otherwise created in the course of performing this Agreement; (ii) XOMA and its Sublicensees shall promptly, diligently and continuously provide to Servier or its designee(s) all assistance reasonably necessary in order to assist Servier or its designee(s) in transitioning all aspects of the Parties’ relationship hereunder, including but not limited to all work in progress, regulatory submissions, Agreement Improvements and XOMA Know-How, to Servier or its designee; and (iii) XOMA shall transfer and assign to Servier or its designee(s) all previously undisclosed Data and any Regulatory Filings relating to the Licensed Products that are in XOMA’s possession (including and but not limited to any IND, NDA, Marketing Approval or any approval for any Licensed Product labeling or Promotional Materials owned by or held in the name of XOMA or its Affiliates), including the ownership thereof.

ARTICLE 16
DISPUTE RESOLUTION

16.1          Arbitration.  All disputes and claims arising out of or in connection with this Agreement other than those arising out of or relating to the infringement, validity and/or enforceability of any Patent (each, a “Dispute”) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules (each such arbitration, an “Arbitration”).  Each Arbitration will be conducted in English and all foreign language documents shall be submitted in the original language and, if so requested by any arbitrator or Party, shall also be accompanied by a translation into English.  The Arbitration proceedings shall take place in Zurich, Switzerland.  The arbitrator(s) in any Arbitration shall be bound by and shall strictly enforce the terms of this Agreement.  The decision of the arbitrator(s) shall be final and binding on each Party and its respective successors and assigns, and judgment may be entered thereupon in any court of competent jurisdiction, consent to which is hereby given irrevocably.  All expenses of any arbitration pursuant to this Section 16.1, including fees and expenses of the Parties’ attorneys, the arbitrators and any witness produced at the request of the arbitrators, shall be paid by the non-prevailing Party.

16.2          Request for Arbitration.  In the event of any Dispute, either Party shall be entitled to deliver written notice to the other Party specifying, in reasonable detail, the cause of action (the “Request for Arbitration”).  Following delivery of a Request for Arbitration by either Party, Arbitration shall be conducted under the Rules of Arbitration of the International Chamber of Commerce in effect at the time of such Arbitration, save as varied by this Agreement or in writing signed by the Parties hereto.  The decision of the arbitrators shall be by majority vote and shall be delivered in writing to the Parties.

16.3          Confidential Results.  Except to the limited extent necessary to comply with applicable Law, legal process, with a court order, to enforce a final settlement agreement or to secure enforcement of, or a judgment on, the arbitrators’ award, the Parties agree that the existence, terms and content of any arbitration proceeding entered into pursuant to this Agreement, all information and documents disclosed in arbitration by either Party or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in an arbitration proceeding shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.

ARTICLE 17
INDEMNIFICATION

17.1          By XOMA.  XOMA shall indemnify, defend, and hold harmless Servier, the Affiliates of Servier, and their respective direct and indirect, past, present and future officers, directors, managers, members, partners, owners, employees, licensees, successors, and assigns (each a “Servier Indemnitee”) from and against all Losses arising out of a claim involving a Third Party imposed upon, asserted against, or incurred by any Servier Indemnitees in connection with, arising out of or relating to the Commercialization of Licensed Products in the Territory under this Agreement (including products liability claims and all claims arising out of or relating to the supply chain); provided, however, that the foregoing indemnity shall not apply to Losses incurred as a result of Servier’s or any of its Affiliates’ or Sublicensees’ gross negligence, willful misconduct or violation of Law (it being understood that XOMA’s defense obligations shall remain in effect).

17.2          Indemnification Procedures.  If any claim, demand, action or proceeding is made or commenced by any Third Party (a “Third-Party Claim”) against any Servier Indemnitee, the Servier Indemnitee shall provide XOMA prompt written notice thereof; provided, however, that failure to issue such notice shall not affect XOMA’s indemnification obligation under this Agreement except to the extent such failure materially and adversely affects the ability of XOMA to defend the Third-Party Claim.   XOMA shall assume the defense and resolution of the Third-Party Claim, provided that the Servier Indemnitee shall have the right to participate in the defense of the Third-Party Claim at its own expense through counsel of its choice (control of the defense will remain with XOMA).  XOMA shall not consent to the entry of any judgment or enter into any settlement that would require any act (including reimbursement, as described below) or forbearance on the part of the Servier Indemnitees or which does not unconditionally release the Servier Indemnitees from all liability in respect of the Third-Party Claim without the prior written consent of the Servier Indemnitee. The Servier Indemnitee may undertake the defense of the Third-Party Claim, at XOMA’s expense, if (a) XOMA fails promptly to assume and diligently to prosecute the defense or (b) such Servier Indemnitee is advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to XOMA.  XOMA shall not be obligated to pay the fees and expenses of more than one team of counsel in the event of multiple Servier Indemnitees who engage multiple counsel pursuant to the provisions of clause (b) of the preceding sentence.  It is understood and agreed that should one or more Servier Indemnitees choose to engage its own counsel, counsel for XOMA shall reasonably cooperate with such counsel in all matters relating to the Third Party Claim.  Furthermore, as to any monetary damage award or cash settlement in respect of a Third-Party Claim where (x) Servier’s or any of its Affiliates’ or Sublicensees’ negligence in connection with, arising out of or relating to the manufacture of API is at least a partial cause of the actual or, with respect to a settlement, alleged damages and (y) XOMA’s losses, liabilities, costs and expenses resulting from such Third-Party Claim have had or are reasonably expected to have a material adverse effect on XOMA’s business or financial condition or the Development and Commercialization of the Licensed Products in the Territory pursuant to the Agreement, then, upon payment by XOMA in respect of such monetary damage award or cash settlement, Servier shall reimburse XOMA for [*] of the amount thereof, if any, that exceeds [*] U.S. Dollars (US$[*]) and is less than or equal to [*] U.S. Dollars (US$[*]).

17.3          Disclaimer of Liability for Consequential Damages.  IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT.

ARTICLE 18
MISCELLANEOUS

18.1          Assignment.  This Agreement and any rights granted or obligations imposed hereunder are personal to each Party and shall not be sold, assigned, delegated or otherwise transferred (each a “Transfer”), directly or indirectly, by operation of law or otherwise, by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion; provided, however, that (a) either Party, at any time for any reason, may Transfer (i) this Agreement or any right or obligation hereunder, in whole or in part, to any of its Affiliates who agree to be bound by the applicable terms and conditions of this Agreement, or (ii) this Agreement in whole to any successor of such Party by merger or sale of all or substantially all of its business assets to which this Agreement relates who agrees to be bound by the applicable terms and conditions of this Agreement, and (b) XOMA, at any time, may Transfer or sublicense this Agreement to (i) a special purpose vehicle formed for the purposes of (x) obtaining XOMA’s rights and obligations under this Agreement, (y) developing, making and selling Licensed Products and/or (z) raising funds to be used for the foregoing, that agrees to be bound by the applicable terms and conditions of this Agreement, or (ii) if XOMA [*] and Servier [*].  Any attempted Transfer of this Agreement or any of the rights granted hereunder in violation of this Section 18.1 shall be void ab initio.  Any transaction that results in an entity to which this Agreement, or any rights or obligations hereunder, were Transferred in reliance on clause (a) (i) above ceasing to be an Affiliate shall be deemed a Transfer subject to this Section 18.1.  The consent by any Party to any Transfer shall not constitute a waiver of the necessity for such consent in any subsequent Transfer.  XOMA shall remain jointly and severally liable to Servier with respect to any obligations under this Agreement Transferred by XOMA to (i) any of its Affiliates, or (ii) any Third Party that does not have comprehensive general liability insurance at the level indicated in Article 10 above, in each case unless Servier consents to such Transfer, such consent not to be unreasonably withheld.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

18.2          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of Germany to the exclusion of its conflict of law provisions.

18.3          Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  In the event any provisions shall be held invalid, illegal or unenforceable, the Parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purposes hereof.

18.4          Notices.  Any notices, requests, reports, approvals, designations, responses, or other communications provided for in this Agreement to be made by either of the Parties to the others shall be in writing to the other at its/their address set forth below.  Any such notice or communication may also be given by hand, mail, e-mail (if sent to an e-mail address specified by the receiving Party) or facsimile.  Either Party may by like notice specify an address to which notices and communications shall thereafter be sent.  Any such notice, instruction or communication shall be deemed to have been delivered (a) upon receipt, if delivered by hand, (b) three (3) Business Days after it is sent by mail, (c) upon receipt by the sending Party of confirmation of receipt by the receiving Party, if sent by e-mail, and (d) one (1) Business Day or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

In the case of Servier: LES LABORATOIRES SERVIER 22 Rue Garnier 92200 Neuilly sur Seine France Attention: USA Zone Manager Facsimile: +33 1 55 72 52 05	With required copies to: LES LABORATOIRES SERVIER 22 Rue Garnier 92200 Neuilly sur Seine France Attention: Director of Legal Affairs Facsimile: +33 1 57 72 39 00

In the case of XOMA: XOMA 26 Upper Pembroke Street Dublin 2 Ireland Attention: Alan Kane Facsimile: +353 1 637 3989
With required copies (which shall not constitute notice) to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, NY  10005
United States of America
Attention:  Geoffrey E. Liebmann
Facsimile:  +1 212 269 5420

And to: XOMA Ltd. 2910 Seventh Street Berkeley, California 94710 United States of America Attention: General Counsel Facsimile: +1 510 649 7571

18.5          No Waiver.  None of the provisions of this Agreement can be waived except in a writing signed by the Party granting the waiver.  No failure by a Party to exercise any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any right preclude any other or further exercise of that right or the exercise of any other rights.  The waiver by any Party of any breach of this Agreement shall not be deemed a waiver of any prior or subsequent breach.  All remedies of either Party shall be cumulative and the pursuit of one remedy shall not be deemed a waiver of any other remedy.

18.6          Further Assurances.  Each Party shall execute, acknowledge and deliver, without additional consideration, such further assurances, instruments and documents, and shall take such further actions, as the other Party shall reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

18.7          No Third-Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to give any other person or entity any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, other than Servier Indemnitees, XOMA Indemnitees and any assignee permitted under Section 18.1 above.

18.8          Relationship of the Parties.  The relationship of the Parties under this Agreement shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency, joint venture, partnership or any relationship other than that of independent contractors.  Servier and XOMA acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any interest in or control over the business of the other.

18.9          Force Majeure.  Neither Party hereto shall be liable for any failure to perform an obligation under this Agreement, other than a payment obligation, by reason of force majeure.  For the purposes of this Agreement, the term “force majeure” shall mean circumstances that are not within the reasonable control of such Party, such as requisition or interference by any government, state or local authorities, war, strikes, lockout or other labor disputes, civil disorders or commotions, act of aggression, acts of God, energy or other conservation shortages, disease, or occurrences of a similar nature.

18.10        Specified Change of Control.  Within [*] days following a Specified Change of Control, XOMA shall notify Servier of its intention to:

(a)           Transfer (as defined in Article 18.1 above) its rights and obligations under the Agreement to a Third Party that does not, immediately prior to such Transfer, actively compete with Servier in the hypertension field alone or in [*] of the following therapeutic fields:  stroke, acute coronary syndrome, chronic stable angina, heart failure, myocardial infarction, atherothrombosis and coronary artery diseases; or

(b)           sublicense its rights and obligations under the Agreement to a Third Party that does not, immediately prior to such sublicensing, actively compete with Servier in the hypertension field alone or in [*] of the following therapeutic fields:  stroke, acute coronary syndrome, chronic stable angina, heart failure, myocardial infarction, atherothrombosis and coronary artery diseases; or

(c)            increase the Minimum Net Sales Amounts by [*] per cent ([*]%).  Such increase shall start to apply with the next period of four (4) consecutive calendar quarters following such Specified Change of Control.

18.11        Privileges.  If a Party is entitled to attorney-client or attorney work product privileges from disclosure established under public policy provisions, such privileges shall apply and may be invoked by the other Party.

18.12        Entire Agreement.  This Agreement and the Exhibits and Schedules attached hereto, as well as the Trademark Agreement signed on the same date, constitute the entire understanding between the Parties relating to the subject matter hereof and thereof, and no amendment or modification to this Agreement shall be valid or binding upon the Parties unless designated as such, made in writing and signed by the representatives of such Parties.  This Agreement shall supersede the Mutual Confidentiality Agreement effective as of July 6, 2009 between Servier and XOMA (US) LLC, and all Confidential Information disclosed thereunder shall be governed by the terms and conditions of this Agreement.

18.13        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

LES LABORATOIRES SERVIER		XOMA IRELAND LIMITED

By:		By:
	Name: Christian Bazantay	Name: Christopher J. Margolin
	Title: Proxy	Title: Director

Duly authorized for and on behalf of XOMA Ireland Limited in the presence of:
By:
Name: Yves Langourieux
Title: Proxy

By:
Name: Jean-Phillippe Seta
Title: Proxy

SCHEDULE 1.1(ddd)

SERVIER PATENTS

Patent No./Dates	Title	Owner/Investor(s)
US 6653336 Filing Date: March 3, 1998 Earliest Priority Date: November 19, 1997 [FR]	Combination of hypertension converting enzyme inhibitor with a diuretic for treating microcirculation disorders	Les Laboratoires Servier, France Guez, David; Schiavi, Pierre; Levy, Bernard
US 7060842 Filing Date: July 23, 2002 Earliest Priority Date: July 24, 2001 [FR]	Method for synthesis of (2S,3aS,7aS)-1(S)-alanyloctahydro-1H-indole-2- carboxylic acid derivatives as intermediates for synthesis of perindopril	Les Laboratoires Servier, France Mezel, Tibor; Porcs-Makkay, Marta; Simig, Gyula
US 6835843 Filing Date: April 5, 2001 Earliest Priority Date: April 6, 2000 [FR]	Method for synthesis of perindopril and its pharmaceutically acceptable salts	Les Laboratoires Servier, France Langlois, Pascal; Turbe, Hugues
US 6818788 Filing Date: March 30, 2001 Earliest Priority Date: March 31, 2000 [FR]	Synthesis of N-[(S)-1-carboxybutyll}- (s)-alanine esters for synthesis of perindopril	Les Laboratoires Servier, France Souvie, Jean-Claude
US 6774259 Filing Date: April 10, 2001 Earliest Priority Date: April 11, 2000 [FR]	Synthesis of N-[(S)-1-carboxybutyl]- (S)-alanine esters for synthesis of perindopril	Les Laboratoires Servier, France Souvie, Jean-Claude; Renaud, Alain
US 6696481 Filing Date: February 21, 2003 Earliest Priority Date: April 18, 2002 [FR]	L-arginine salt of perindopril and its use as an ACE inhibitor	Les Laboratoires Servier, France Damien, Gerard; Lefoulon, Francois; Marchand, Bernard

Schedule 1.1(ddd)-1

Patent No./Dates	Title	Owner/Investor(s)
US 7368580 Filing Date: July 29, 2004 Earliest Priority Date: July 31, 2003 [EP]	Method for synthesis of perindopril and its pharmaceutically acceptable salts	Les Laboratoires Servier, France Fugier, Claude; Dubuffet, Thierry; Langlois, Pascal
US 7361757 Filing Date: August 31, 2004 Earliest Priority Date: September 1, 2003 [EP]	New process for the synthesis of N-[(S)-1-carboxybutyl]-(S)-alanine esters and their use in the synthesis of perindopril	Les Laboratoires Servier, France Breard, Fabienne; Fugier, Claude
US 7358372 Filing Date: July 29, 2004 Earliest Priority Date: July 31, 2003 [EP]	Method for synthesis of perindopril and its pharmaceutically acceptable salts	Les Laboratoires Servier, France Fugier, Claude; Dubuffet, Thierry; Langlois, Pascal
US 7323575 Filing Date: January 5, 2007 Earliest Priority Date: April 9, 2003 [EP]	Method for the synthesis of (2S)- indoline-2-carboxylic acid for use in the synthesis of perindopril	Les Laboratoires Servier, France Souvie, Jean-Claude; Lecouve, Jean-Pierre
US 7534896 Filing Date: August 27, 2004 Earliest Priority Date: August 29, 2003 [EP]	Method for synthesis of perindopril and its pharmaceutically acceptable salts	Les Laboratoires Servier, France Dubuffet, Thierry; Langlois, Pascal
US 7288661 Filing Date: December 9, 2004 Earliest Priority Date: December 10, 2003 [EP]	Method for synthesis of (2S,3aS,7aS)-1-[(S)-alanyl]octahydro-1H-indole-2- carboxylic acid derivatives and use in the synthesis of perindopril	Les Laboratoires Servier, France Dubuffet, Thierry; Lecouve, Jean-Pierre

Schedule 1.1(ddd)-2

Patent No./Dates	Title	Owner/Investor(s)
US 7326794 Filing Date : January 29, 2003 US 7279595 (DIV) Filing Date: April 20, 2007 Earliest Priority Date: January 30, 2002 [EP]	Process for the preparation of high purity perindopril	Les Laboratoires Servier, France Simig, Byula; Mezei, Tibor; Porcs-Makkay, Marta; Mandi, Attila
US 7279583 Filing Date: December 9, 2004 Earliest Priority Date: December 10, 2003 [EP]	Method for synthesis of perindopril and its pharmaceutically-acceptable salts	Les Laboratoires Servier, France Dubuffet, Thierry; Lecouve, Jean-Pierre
US 7223872 Filing Date: August 27, 2004 Earliest Priority Date: August 29, 2003 [EP]	Method for synthesis of perindopril and its pharmaceutically-acceptable salts [2003/26]	Les Laboratoires Servier, France Dubuffet, Thierry; Lecouve, Jean-Pierre
US 7220776 Filing Date: June 28,2004 Earliest Priority Date: June 30, 2003	Method for synthesis of perindopril and its pharmaceutically acceptable salts	Les Laboratoires Servier, France Dubuffet, Thierry; Langlois, Jean-Pierre
US 7208607 Filing Date: November 18, 2004 Earliest Priority Date: November 19, 2003 [EP]	Method for synthesis of perindopril and its pharmaceutically acceptable salts	Les Laboratoires Servier, France Dubuffet, Thierry; Lecouve, Pascal
US 7196204 Filing Date: April 7, 2004 Earliest Priority Date: April 9, 2003 [EP]	Method for the synthesis of s-indoline-2-carboxylic acid and application thereof in the synthesis of perindopril	Les Laboratoires Servier, France Souvie, Jean-Claude; Lecouve, Jean-Pierre

Schedule 1.1(ddd)-3

Patent No./Dates	Title	Owner/Investor(s)
US 7183308 Filing Date: August 27, 2004 Earliest Priority Date: August 29, 2003 [EP]	Method for synthesis of perindopril and its pharmaceutically acceptable salts	Les Laboratoires Servier, France Dubuffet, Thierry; Langlois, Pascal
US 7179833 Filing Date: June 28, 2004 Earliest Priority Date: June 30, 2003 [EP]	Method for synthesis of perindopril and its pharmaceutically acceptable salts	Les Laboratoires Servier, France Dubuffet, Thierry; Lecouve, Jean-Pierre
US 7166633 Filing Date: February 27, 2004 Earliest Priority Date: February 28, 2003 [EP]	Process for the synthesis of perindopril and its pharmaceutically-acceptable salts	Les Laboratoires Servier, France Dubuffet, Thierry; Langlois, Pascal
US 7157485 Filing Date: February 27, 2004 Earliest Priority Date: February 28, 2003 [EP]	Method for synthesis of (2S,3aS,7aS)-1-[(S)-alanyl)octahydro–1H-indole-2- carboxylic acid derivatives for use in the synthesis of perindopril	Les Laboratoires Servier, France Dubuffet, Thierry; Langlois, Pascal
US 7157484 Filing Date: February 27, 2004 Earliest Priority Date: February 28, 2003 [EP]	Method for synthesis of (2S,3aS,7aS)-perhydroindole-2-carboxylic acid and esters as intermediaries in the synthesis of perindopril	Les Laboratoires Servier, France Dubuffet, Thierry; Langlois, Pascal
US 5334392 Filing Date: June 9, 1992 Earliest Priority Date June 18, 1991 [FR]	Matrix for the sustained release of indapamide after oral administration	Les Laboratoires Servier, France Cuiné, Alain; Huet de Barochez, Bruno; Guez; David
US 7846961 Filing Date: February 26, 2007 Earliest Priority Date: February 28, 2006 [FR]	Alpha Crystalline form of the Arginine salt of Perindopril, a Process for its Preparation and Pharmaceutical Compositions Containing it	Les Laboratoires Servier, France Coquerel, Gérard; Lefebvre, Loic; Souvie, Jeal-Claude; Authouart, Pascale

Schedule 1.1(ddd)-4

Patent No./Dates	Title	Owner/Investor(s)
US 7923569 Filing Date: February 26, 2007 Earliest Priority Date: February 28, 2006 [FR]	Beta Crystalline form of the Arginine Salt of Perindopril, a Process for its Preparation and Pharmaceutical Compositions Containing it	Les Laboratoires Servier, France Coquerel, Gérard; Lefebvre, Loïc; Souvie, Jean-Claude; Authouart, Pascale
US 20070172524 Filing Date: January 11, 2007 Earliest Priority Date: March 29, 2004 [DE]	Process for preparing a solid pharmaceutical composition	Les Laboratoires Servier, France Klobcar, Iztok; Puncuh-Kolar, Alesa; Grandovec, Anica; Turk, Urska; Soimajer-Lampic, Polona
US 7674814 Filing Date: May 10, 2005 Earliest Priority Date: May 14, 2004 [SI]	Process for the preparation of perindopril and its salts	Les Laboratoires Servier, France Merslavic, Marjo; Smid, Janja; Tomsic, Zdenka
US 7521566 Filing Date: February 28, 2003 Earliest Priority Date: February 28, 2003	Process for preparation of perindopril and its salts	Les Laboratoires Servier, France Datta, Debashish; Singh, Girlj Pal; Godbole, Himanshu Madhav; Siyan, Rajinder Singh
US 7705046 Filing Date: June 18, 2004 US 7981921 (DIV) Filing Date: March 9, 2010 Earliest Priority Date: June 24, 2003	Novel cristalline forms of perindopril erbumine	Les Laboratoires Servier, France Strässler Christoph; Lellek Vit; Fässler, Roger
US 2010-0172995 (DIV) Filing Date: June 3, 2009 Earliest Priority Date: March 29, 2004 [DE]	Process for preparing a solid pharmaceutical composition	Les Laboratoires Servier, France Klobcar Iztok ; Puncuh-Kolar Alesa ; Grandovec Anica ; Turk Urska ; Solmajer-Lampic Polona

Schedule 1.1(ddd)-5

Patent No./Dates	Title	Owner/Investor(s)
US 2010-0267799 (CONT) Filing Date: June 22, 2010 Earliest Priority Date: January 23, 2002	Orodispersible pharmaceutical composition of perindopril	Les Laboratoires Servier, France Wüthrich Patrick ; Rolland Hervé ; Julien Marc

Schedule 1.1(ddd)-6

SCHEDULE 3.1(a)

Study: Perindopril Amlodipine for Treatment of Hypertension

Schedule 3.1(a)-1

SCHEDULE 6

SUPPLY TERMS

ARTICLE 1           DEFINITIONS

Capitalized terms that are not defined in this Schedule 6 shall have the meaning assigned to such terms in the License and Commercialization Agreement entered into as of July 7, 2010 between Les Laboratoires Servier and XOMA LS LIMITED to which this Schedule 6 is attached (the “Agreement”) and, as used in this Schedule 6, the following terms shall have the following meanings:

1.1           “Actual Shortage” shall have the meaning set forth in Section 9.2 of this Schedule 6.

1.2           “Batch” means a defined quantity of API processed in one process or series of processes, so that it could be expected to be homogeneous.

1.3           “Clinical Supplies” shall have the meaning set forth in Section 3.2 of this Schedule 6.

1.4           “Components” means, collectively, all raw materials, excipients and materials required to manufacture the API or Clinical Supplies, as the case may be, in accordance with the Specifications and the Quality Agreement.

1.5           “Deviation” means any failure of API or Clinical Supplies to conform to the Specifications, US cGMPs (in the case of API), EU cGMPs (in the case of Clinical Supplies) or the Quality Agreement or otherwise fully comply with the representations and warranties contained herein that relate to API or Clinical Supplies.  “Deviating” shall have its correlative meaning.

1.6           “EU cGMPs” means current Good Manufacturing Practices as defined from time to time under the Directive 2003/94/EC, as amended, and the regulations promulgated thereunder, provided that in the event the FDA determines that EU cGMPs are not applicable to Clinical Supplies, then EU cGMPs shall mean US cGMPs.

1.7           “Forecasted Requirements” shall have the meaning set forth in Section 3.1 of this Schedule 6.

1.8           “Inventory Shortfall” means, on an API-by-API basis, either

1.8.1         that the amount of inventory constituting the Safety Stock of any API is less than [*]% of the amount of such API contained in the next succeeding [*] months for the Amlodipine API, [*] months for the Perindopril API, [*] months for the ACEON API and a number of months to be agreed by the Parties in good faith for the Indapamide API, in each case of XOMA’s then current Forecasted Requirements for such API; or

1.8.2         the occurrence of any event or events or the existence of circumstances (including decisions by Servier) that make the circumstance described in the foregoing clause unavoidable.

1.9           “Joint Testing” shall have the meaning set forth in Section 6.10 of this Schedule 6.

1

1.10          “Purchase Order” shall mean a written purchase order submitted by XOMA to Servier detailing XOMA’s purchase of API or Clinical Supplies, as the case may be.

1.11          “Quality Agreement” means one or more agreements negotiated in good faith and entered into by the Parties and Egis relating to the respective obligations of the Parties and Egis that are intended to ensure that the APIs and Clinical Supplies are of the quality required for their intended respective uses.  The Parties acknowledge that (i) the Quality Agreement relating to the APIs other than the ACEON API and the Amlodipine API has been entered into by them effective as of July 7, 2010, and (ii) the Quality Agreement relating to the Amlodipine API has been entered into by XOMA and Egis, effective as of August 8, 2011.  Simultaneously with the execution of this Agreement, the Parties are entering into an amendment to the Quality Agreement between them relating to the ACEON API.  All references to the “Quality Agreement” herein shall be deemed to be references to the Quality Agreement as so amended.

1.12          “Safety Stock” shall have the meaning set forth in Section 9.1 of this Schedule 6.

1.13          “Specifications” means the respective API or Clinical Supplies specifications and the related methods that are agreed upon by the Parties from time to time in accordance with Article 2 of this Schedule 6.

1.14          “Supply Failure” shall have the meaning set forth in Section 9.2 of this Schedule 6.

1.15          “US cGMPs” means current Good Manufacturing Practices as defined from time to time under the U.S. Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

ARTICLE 2          SPECIFICATIONS; CHANGES IN SPECIFICATIONS

2.1           Prior to execution of the Agreement, Servier provided XOMA with proposed Specifications for (a) Amlodipine API for the Initial Licensed Product, (b) Perindopril API for the Initial Licensed Product, and (c) the Initial Licensed Product itself.  The Parties acknowledge that, promptly following the Original Agreement Effective Date, they agreed on such Specifications, and parts (a), (b) and (c), respectively, of  Appendix 2.1 attached to this Schedule 6 set forth such agreed specifications. The Parties agree on the Specifications for ACEON API and ACEON itself set forth in Appendix 2.1A hereto. On request, Servier shall provide XOMA with proposed Specifications in connection with XOMA’s determination to exercise the Option for any Additional Combination Product(s).  The Parties shall endeavor in good faith to agree on Specifications for the APIs and Clinical Supplies, if any, for each Additional Combination Product as to which XOMA intends to exercise the Option and shall supplement Appendix 2.1 hereto to include such additional Specifications.

2.2           If (a) at any time a Regulatory Authority requests or a change to applicable Law or guidelines requires that Servier change the Specifications, configuration, packaging and/or manufacturing processes for APIs or Clinical Supplies, as the case may be, to be supplied to XOMA hereunder, or (b) following an inspection pursuant to Section 5.5 hereof Servier must change the Specifications, configuration, packaging and/or manufacturing processes for APIs or Clinical Supplies, as the case may be, to be supplied to XOMA hereunder in order to maintain or regain compliance with Specifications, US cGMPs (in the case of API), EU cGMPs (in the case of Clinical Supplies) and/or applicable Laws or guidelines and so notifies Servier in writing, then (i) Servier will provide XOMA with as much notice as possible of such change(s) and the Parties will consult about such change(s) and Servier will consider XOMA’s comments in good faith in connection with such change(s), and (ii) Servier shall bear all costs and expenses associated with such change(s), unless otherwise agreed by the Parties, and will be responsible for applying for and obtaining any approvals from Regulatory Authorities necessary as a result of the proposed change(s) to continue to manufacture APIs and, as applicable, Clinical Supplies. Servier will promptly reimburse XOMA for the costs of any filings or other actions XOMA must take with any Regulatory Authority as a result of any and all such changes that relate to Licensed Products upon receipt of an invoice therefor. If such change(s) would cause a conflict between the requirements of two or more Regulatory Authorities with jurisdiction over the Licensed Products, the Parties will confer in a good-faith attempt to resolve the conflict. If despite good-faith efforts by the Parties, such conflict cannot be resolved, Servier will continue to produce APIs and/or Clinical Supplies, as the case may be, in accordance with the original unchanged Specifications, configuration, packaging and/or manufacturing process for XOMA’s use and sale in the Territory, until such time as the conflict can be resolved; so long as Servier or Servier’s contract or toll manufacturers are not prevented by applicable Law from producing APIs and/or Clinical Supplies, as the case may be, in accordance with the original Specifications, configuration, packaging and/or manufacturing processes. XOMA shall cooperate with Servier in any reasonable manner to effect any such change. Servier will disclose all information to XOMA and provide assistance to XOMA, at XOMA’s costs, as may be reasonably necessary or desirable for XOMA to complete its quality assurance testing and qualification of such changes (i.e., for manufacturing and stability) of any APIs and/or Clinical Supplies, as the case may be, supplied to XOMA.

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2.3           If at any time Servier or a Servier contract or toll manufacturer wishes to change the Specifications, configuration, packaging and/or manufacturing process for APIs and/or Clinical Supplies, as the case may be, to be supplied to XOMA hereunder and such change is not requested by a Regulatory Authority or required by a change in applicable Law or guidelines, Servier will provide XOMA with at least [*] days’ prior written notice of such change(s).  XOMA will consider in good faith any such request during such [*] day period.  If after such analysis XOMA approves the change(s), such approval not to be unreasonably withheld or delayed, then Servier shall bear all costs and expenses associated with such change(s), unless otherwise agreed by the Parties, and will be responsible for applying for and obtaining any approvals from Regulatory Authorities necessary as a result of the proposed change(s) to continue to manufacture APIs and/or Clinical Supplies, as the case may be.  Servier will promptly reimburse XOMA for the costs of any filings or other actions XOMA must take with any Regulatory Authority as a result of any and all such changes that relate to Licensed Products upon receipt of an invoice therefor.  If, on the other hand, XOMA determines, that the proposed change(s) would materially hamper (a) the Development or Commercialization of a Licensed Product or (b) the effectiveness or safety of any Licensed Product for use in the Field, then Servier will continue to produce APIs and/or Clinical Supplies, as the case may be, in accordance with the original unchanged Specifications, configuration, packaging and/or manufacturing processes for XOMA’s use and sale.

2.4           Except as requested by a Regulatory Authority or required by applicable Law or guidelines, Servier shall not affect any change under Section 2.3 which (a) would require XOMA to seek approval for such change from any Regulatory Authority in order to continue the Development or Commercialization of a Licensed Product, unless Servier bears all costs and expenses associated with such approval, or (b) would materially hamper the effectiveness or safety of any Licensed Product for use in the Field.

2.5           If at any time XOMA requests a change in the Specifications, configuration, packaging and/or manufacturing processes for APIs and/or Clinical Supplies, as the case may be, to be supplied to XOMA hereunder that is not requested by a Regulatory Authority or required by a change in applicable Law or guidelines, including a change in formulation or dosage, Servier shall consider in good faith, and shall use Diligent Efforts to cause its Third Party subcontractors to consider in good faith, any such requests received from XOMA.  If Servier approves any such change(s), such approval to be given at Servier’s sole discretion. XOMA will bear all reasonable costs incurred by Servier in effecting such change(s), unless otherwise agreed by the Parties, and all reasonable costs incurred by Servier in seeking regulatory approval  necessary as a result of such change(s) to continue to manufacture APIs and/or Clinical Supplies in any and all countries where Servier supplies the APIs and/or Clinical Supplies, as the case may be.  XOMA will be responsible for, and will bear the costs of, any filings or other actions it must take with any Regulatory Authority as a result of such change(s) that relate to the applicable Licensed Product.

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2.6           Except as indicated in Section 2.5 above, Servier shall be responsible for applying for and obtaining any approvals from Regulatory Authorities that may be necessary as a result of the proposed change(s) described in this Article 2 for its manufacture and supply of the APIs and/or Clinical Supplies, as the case may be, to XOMA.  XOMA shall be responsible for applying for and obtaining any Regulatory Approval in the Territory of any Licensed Product that may be necessary as a result of the proposed change(s) in the manufacture of any API and/or Clinical Supplies, as the case may be, to be supplied by Servier hereunder.  Each Party shall use its commercially reasonable efforts to obtain such approvals as promptly as is practicable.

ARTICLE 3          SUPPLY OF API AND LICENSED PRODUCTS FOR CLINICAL TRIALS

3.1           Within [*] days after all Data of Abbott has been transferred or made available, as applicable, to XOMA as required by Section 4.1(a)(ii), XOMA shall provide Servier with a good-faith non-binding forecast of its requirements for the applicable API(s) (and the requirements of its Affiliates) for the sale and use of the Licensed Products in the Territory during the first [*] month period following the Effective Date on an API-by-API basis (“Forecasted Requirements”).  The Forecast Requirements covering [*] month periods shall thereafter be updated on a quarterly basis.  The first [*] months of the initial forecast shall be considered the first Purchase Order for API that Servier shall supply to XOMA.  Servier shall supply the API to XOMA in accordance with such Purchase Order.  The remaining [*] months of each such rolling forecast shall be forecasts only and XOMA shall be free to vary the forecasted amounts; provided, that the variance, whether positive or negative, in the forecasted amount of an API for any quarter within the first [*] months of a forecast shall not exceed [*] percent ([*]%) of the amount most recently forecasted for such API in such quarter.  The Forecasted Requirements shall be in an amount comprising one or more whole Batches.  No Purchase Orders for API shall be delivered with less than [*] days’ lead time prior to the delivery date(s) requested by XOMA in such Purchase Orders unless Servier agrees to and accepts a delivery date of less than [*] days.  In the event that XOMA desires to alter its forecast by more than [*] percent ([*]%) for any particular quarter, Servier will consider such request in good faith, but under no circumstances is Servier obligated to accept forecast changes of greater than [*] percent ([*]%).

3.2           In the event XOMA desires to have Servier supply Clinical Supplies, XOMA shall provide Servier a good-faith non-binding estimate of its requirements of the Licensed Products (other than ACEON) (in bulk tablet form) and placebo for clinical trials in the Territory to be conducted by or on behalf of XOMA (“Clinical Supplies”) during the first [*] month period following delivery of such forecast on a Licensed Product (other than ACEON)-by-Licensed Product (other than ACEON) basis, which forecast shall thereafter be updated on a quarterly basis so long as XOMA desires to have Servier supply Clinical Supplies.  The first [*] months of the initial forecast shall be considered the first Purchase Order for Clinical Supplies that Servier shall supply to XOMA.  Servier shall supply Clinical Supplies to XOMA in accordance with such Purchase Order.  The remaining [*] months of each such rolling forecast shall be forecasts only and XOMA shall be free to vary the forecasted amounts; provided, that the variance, whether positive or negative, in the forecasted amount of Clinical Supplies for any quarter within the first [*] months of a forecast shall not exceed [*] percent ([*]%) of the amount most recently forecasted for such Clinical Supplies in such quarter.  No Purchase Orders for Clinical Supplies shall be delivered with less than [*] days’ lead time prior to the delivery date(s) requested by XOMA in such Purchase Orders unless Servier agrees to and accepts a delivery date of less than [*] days.  In the event that XOMA desires to alter its forecast by more than [*] percent ([*]%) for any particular quarter, Servier will consider such request in good faith, but under no circumstances is Servier obligated to accept forecast changes of greater than [*] percent ([*]%).

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3.3           Purchase Orders shall include:  (a) the requested delivery date(s); (b) shipping instructions as hereinafter set forth; and (c) any other information dictated by the circumstances of the order.

3.4           Servier shall manufacture, test, release, deliver and sell API and Clinical Supplies to XOMA and its Affiliates at the applicable prices indicated in Section 4.2 of this Schedule 6, and Servier shall be responsible for purchasing, at its expense, all Components used by Servier.  Servier shall only purchase Components for Clinical Supplies that XOMA considers, in its sole discretion, to be acceptable for use in clinical trials in the Territory.  Servier shall only purchase Components for API from entities with all relevant drug master files in effect and on file with the FDA.

3.5           Servier shall have the right to perform any or all of its duties and/or obligations under this Schedule 6 through one or more of its Affiliates and/or through one or more Third Party contract and/or toll manufacturers of API and/or Clinical Supplies, as the case may be; provided, however, that Servier shall remain responsible for the performance of such duties and/or obligations.

ARTICLE 4           PURCHASE TERMS FOR API AND CLINICAL SUPPLIES

4.1           Subject to the terms of Section 6.2 of the Agreement, Servier shall be obligated to accept each Purchase Order, provided the terms of the Purchase Order are consistent with the terms of this Schedule 6.  If Servier does not reject a Purchase Order within [*] Business Days after receipt thereof, such Purchaser Order shall be deemed to be accepted by Servier.  In the event of an accepted Purchase Order with terms that conflict with the terms hereof, the terms of this Schedule 6 shall supersede the terms of such Purchase Order unless acknowledged and agreed to by Servier in writing.

4.2           The purchase price to be paid by XOMA for Amlodipine API shall be [*] U.S. Dollars (US$[*]) per kilogram.

The purchase price to be paid by XOMA for Perindopril API shall be [*] U.S. Dollars (US$[*]) per kilogram.

The purchase price to be paid by XOMA for ACEON API shall be [*] U.S. Dollars (US$[*]) per kilogram.

The purchase price to be paid by XOMA for Indapamide API shall be determined by mutual agreement of the Parties prior to XOMA’s exercise of the Option with respect to an Additional Combination Product containing the Indapamide API; provided, that such price shall not exceed [*] U.S. Dollars (US$1[*]) per kilogram.

The purchase price to be paid by XOMA for Clinical Supplies shall be as set forth on Appendix 4.2.

4.3           Invoices for API and Clinical Supplies will be denominated in Euros (converted from the U.S. Dollar amount at the exchange rate in effect on the date of invoice) and issued by Servier upon CIP any US airport designated by XOMA (according to the 2000 ICC Incoterms) delivery date and shall be payable in Euros within [*] days after the receipt by XOMA of Servier’s invoice.

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ARTICLE 5           MANUFACTURING AND QUALITY CONTROL

5.1           API and Clinical Supplies delivered by Servier to XOMA shall be released by Servier’s quality control unit and shall be accompanied by a certificate of analysis and compliance signed by an authorized representative of Servier certifying that each lot of API and Clinical Supplies has been manufactured in accordance with Servier’s batch record documentation and in compliance with US cGMPs (in the case of API), EU cGMPs (in the case of Clinical Supplies), the Specifications, the Quality Agreement and the representations and warranties contained herein that relate to API or Clinical Supplies, as the case may be.

5.2           Clinical Supplies shall be delivered by Servier in bulk tablet form. The Clinical Supplies shall be packaged and released by XOMA’s quality control unit or XOMA’s designee before any consumption by humans in clinical trials.

5.3           Servier shall maintain a completed manufacturing record, packaging record and analytical record, and shall retain samples, for each lot of API or Clinical Supplies manufactured for XOMA and such other records as specified in the Quality Agreement for a period of time specified in the Quality Agreement.  Such records and retained samples shall be made available to XOMA upon appropriate advance written request and to the FDA immediately upon request.

5.4           Servier and its Affiliates shall carry out, and shall cause each permitted Third Party toll or contract manufacturer acting on Servier’s behalf to carry out, all of their responsibilities hereunder in conformity with US cGMPs (in the case of API), EU cGMPs (in the case of Clinical Supplies) and all other applicable Laws and guidelines.  Servier and its Affiliates shall maintain, and shall use Diligent Efforts to cause each permitted toll or contract manufacturer acting on Servier’s behalf to maintain, all licenses, permits and registrations required under applicable Laws to perform their obligations under the Agreement.

5.5           XOMA shall have the right, alone or with consultants or designees reasonably acceptable to Servier and subject to obligations of confidentiality no less stringent than those set forth in the Agreement, and Servier shall permit or cause to be permitted, on reasonable prior written notice from XOMA to Servier, XOMA and such consultants or designees, to inspect the Servier or Third Party contractor facility and the equipment used or to be used in the manufacturing, filling, packaging, storage, testing, shipping or receiving of API or Clinical Supplies once within the first [*] days following the Original Agreement Effective Date and thereafter on no more than one occasion in each [*]-month period during the term of the Agreement except for cause as set forth herein or in the Quality Agreement.  The foregoing restriction on the number of occasions XOMA and its consultants or designees may inspect the applicable facility and equipment shall not apply so long as there exists, or XOMA has good reason to believe there exists, any material deficiency in or material failure by the applicable facility or equipment to be in compliance with US cGMPs (in the case of API), EU cGMPs (in the case of Clinical Supplies), applicable Laws or guidelines or the representations and warranties contained herein or in the Agreement.

5.6           Servier shall permit, or cause any Third Party contract or toll manufacturer acting on Servier’s behalf to permit, authorized officials of the FDA to inspect the Servier or Third Party contractor facility, including the equipment used in the manufacturing, filling, packaging, storage, testing, shipping or receiving of API or Clinical Supplies, as applicable, as required for the granting or maintaining of any Marketing Approval.  Each Party shall notify the other Party promptly after such Party becomes aware that any such inspection is planned or imminent.  To the extent permitted by applicable Law, Servier shall permit, and cause any Third Party contract or toll manufacturer acting on Servier’s behalf to permit, XOMA to accompany the authorized officials of the FDA in its inspection, provided, that prior to any such inspection of a Third Party contractor facility, XOMA shall, if requested by such Third Party, enter into a confidentiality agreement reasonably acceptable to such Third Party. XOMA shall be provided copies of all reports and written communications submitted by the FDA (or with respect to any Regulatory Authority other than the FDA, only final reports) concerning such inspection and copies of any other written communication received by any Regulatory Authority relating to API or Clinical Supplies or the facility (if it relates to the manufacture or supply of API or Clinical Supplies) within the earlier of [*] Business Days of receipt thereof by Servier or [*] Business Days of receipt thereof by any Third Party contract or toll manufacturer acting on Servier’s behalf, as applicable. Servier will consult with XOMA and consider XOMA’s comments in good faith before responding to each such communication. Servier shall provide XOMA with its final responses within [*] days of submission thereof. Servier shall promptly remedy any deficiencies noted by the applicable Regulatory Authority and implement, at Servier’s expense, any changes or improvements required.

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ARTICLE 6           SHIPMENT AND ACCEPTANCE

6.1           API and Clinical Supplies shall be delivered in Servier’s appropriate shipping packaging to the designated carrier, CIP (according to the 2000 edition ICC Incoterms) an airport in the United States to be designated by XOMA in the applicable Purchase Order.  Title to API and Clinical Supplies shall pass to XOMA upon loading on the designated aircraft.  The terms of the sale shall be CIP (according to the 2000 edition ICC Incoterms).  Servier shall provide XOMA such documents and assistance as XOMA reasonably requests to facilitate XOMA’s importation of the API and Clinical Supplies.  XOMA will arrange for pick-up at the designated U.S. airport.

6.2           The Parties agree on the analytical methods for the Amlodipine API and the Perindopril API for the Initial Licensed Product listed in Appendix 6.2 attached to this Schedule 6.  Not later than [*] days following the later of (i) the Effective Date or (ii) receipt by XOMA of all information from Abbott reasonably necessary to agree on such analytical methods, the Parties shall agree on the analytical methods for the ACEON API and supplement Appendix 6.2 attached to this Schedule 6 to set forth such agreed analytical methods. XOMA and Servier shall endeavor in good faith to agree upon the appropriate analytical methods for additional API on an API-by-API basis as soon as practicable, and in any event no later than [*] days, after exercise by XOMA of the Option with respect to an Additional Combination Product containing such API and shall supplement Appendix 6.2 hereto to list such additional analytical methods.

6.3           The Parties agree on the analytical methods for the Clinical Supplies for the Initial Licensed Product listed in Appendix 6.2 attached to this Schedule 6.  XOMA and Servier shall endeavor in good faith to agree upon the appropriate analytical methods for additional Clinical Supplies on an Additional Combination Product-by-Additional Combination Product basis as soon as practicable, and in any event no later than [*] days, after exercise by XOMA of the Option with respect to such Additional Combination Product and shall supplement Appendix 6.2 hereto to list such additional analytical methods.

6.4           XOMA or its designee shall validate all analytical methods promptly after such agreement and in no event later than [*] days after the transfer of the analytical methods to XOMA by Servier; provided, however, that such [*]-day period shall be extended by such reasonable period of time necessary for XOMA or its designee, as the case may be, to acquire any testing equipment that is required for such validation.  Notwithstanding anything to the contrary in this Schedule 6, Servier shall have no obligations to ship API or Clinical Supplies, as the case may be, prior to XOMA’s or its designee’s written notification to Servier that the analytical methods that apply to such API or Clinical Supplies, as the case may be, have been validated.

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6.5           Upon delivery of the API to XOMA or its designee in accordance herewith, XOMA or its designee shall inspect such API and shall:

-	verify the compliance of the API delivered (identity of the API, batch number, volume) against the packing list of API delivered and the invoice;
-	verify that the whole delivery is present, or there is any shortage;
-	verify the absence of visible damage; and
-	sign the Airway bill.

Before accepting delivery of the API and in the event of visible damage or shortage, XOMA or its designee shall set forth on the delivery note or on the Airway bill the external appearance, the identification numbers, and the number and weight of the disputed packages (damaged or missing).  If XOMA or its designee fails to do so, any such API with visible damage shall be deemed to be accepted and XOMA shall be deemed to have waived its right with respect to any such shortage.  In addition, XOMA or its designee shall promptly send to Servier a copy of the Airway bill mentioning all such information on the disputed packages so that Servier will be able to summon the loss adjuster.

6.6           In the event that hidden damage due to transportation is discovered, XOMA or its designee shall inform Servier by fax or email promptly upon such discovery, and at the latest within [*] days after delivery.  The fax or email shall set forth the external appearance, the identification numbers, and the number and weight of the disputed packages.  The damaged API shall be recorded in the inventory and physically set aside in a separate area pending a decision from Servier.

6.7           In any case, within [*] days after delivery, XOMA or its designee shall send a written notice to the shipper, with a copy to Servier, describing the damage that occurred, whether such damage is a shortage, hidden or visible, in each case due to transportation.  If XOMA or its designee fails to notify the shipper of such claim within the above period, as between the Parties, such damaged API shall be deemed accepted.

6.8           In the event that a consignment of API is entirely lost, XOMA or its designee shall provide Servier with the original of a non-delivery certificate (or loss certificate), if any, that shall be issued by the shipper within [*] from the expected delivery date.

6.9           Furthermore, XOMA or its designee shall provide Servier, within [*] days following the delivery of the damaged API, with the following documents:

-	the original insurance certificate (if this document has been issued and handed over to XOMA or its designee);
-	a copy of the consignment invoice and of the packing list;
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copies of the Airway bill and all shipping documents from the dispatch site to the final destination (delivery note, consigners’ receipts and the like) on which the shipper and/or XOMA or its designee has made remarks concerning such damage;

-	a copy of the written notice indicating the damages to the API (and confirmation of receipt) sent by XOMA or its designee to the shipper; and
-	the original of the shipper’s reply to the written notice sent by XOMA or its designee.

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In addition, in the event that Servier orders the destruction of any damaged API, XOMA or its designee shall provide Servier promptly after such destruction the following documents:

-	if applicable, a certificate relating to the destruction of damaged goods (with details of the API); and
-	if applicable, an invoice for the costs of such destruction.

If XOMA or its designee fails to follow the above described procedure in all material respects and to provide Servier with the documents listed above, as between the Parties, the damaged API shall be deemed accepted.

6.10          Notwithstanding the provisions in Sections 6.5 through 6.9, in the event that a Deviation is discovered, XOMA or its designee shall inform Servier by fax or email promptly upon such discovery, and at the latest within [*] days after delivery. The fax or email shall set forth the identification numbers, and the number and weight of the disputed packages.  The Deviating API or Clinical Supplies shall be recorded in the inventory and physically set aside in a separate area pending the procedures set forth in the immediately following paragraph.   In any case, within [*] days after delivery, XOMA or its designee shall send a written notice to Servier, describing the Deviation.  If XOMA or its designee fails to notify Servier of such claim within the above period, such Deviating API or Clinical Supplies, as the case may be, shall be deemed accepted.

Upon receiving notification of a Deviation, Servier shall promptly inspect a sample of such API or Clinical Supplies, as the case may be.  Servier shall have no more than [*] Business Days from XOMA’s notification of rejection to disagree with XOMA regarding whether there is a Deviation.  If the Parties disagree whether there is a Deviation, such disagreement regarding the proper rejection of a shipment shall be submitted for resolution to the Vice President of Quality (or equivalent-level officer) of each of XOMA and Servier.  Any such disagreement that is not resolved by such officers of the Parties within [*] days of Servier’s inspection shall be resolved by joint testing conducted by the Parties (and at the cost of the Party determined to be in error) at a mutually agreeable laboratory (the “Joint Testing”).  The Parties shall fully cooperate in the Joint Testing, and the results of such Joint Testing will be final and binding.  In the event Servier agrees, or the Joint Testing finds, that there is a Deviation, Servier shall, at XOMA’s sole option:  (i) replace the Deviating API or Clinical Supplies, as the case may be, and ship such replacement API or Clinical Supplies, as the case may be, to XOMA at Servier’s expense, using Diligent Efforts to complete such replacement within [*] days after the Joint Testing finds that there is a Deviation; or (ii) credit any such payments to future shipments.  XOMA may, at its option, dispose of such Deviating API or Clinical Supplies, as the case may be, or return the Deviating API or Clinical Supplies, as the case may be, to Servier.  Servier shall reimburse XOMA for all related freight, handling and/or disposal costs and other reasonable expenses incurred in relation to such Joint Testing.  Any substitute API or Clinical Supplies, as the case may be, supplied pursuant to this Section 6.10 shall be subject to inspection and testing as provided in Sections 6.5 though 6.9.  Upon XOMA’s acceptance thereof, Servier’s supply pursuant to this Article 6 of substitute API or Clinical Supplies, as the case may be, shall satisfy and discharge any claims or potential claims of XOMA against Servier with respect to quantities of Deviating API or Clinical Supplies, as the case may be, that have been replaced. In the event XOMA agrees, or the Joint Testing finds, as the case may be, that there is no Deviation, XOMA shall reimburse Servier for all related freight, handling and/or disposal costs and reasonable expenses incurred in relation to such Joint Testing.

ARTICLE 7           REGULATORY RESPONSIBILITIES

7.1           Servier shall be responsible for obtaining and maintaining at all times during which it is obligated to supply the API or Clinical Supplies to XOMA, such approvals of facility and processes as may be required under applicable Laws to manufacture the API for commercialization in the Territory and Clinical Supplies for use in the Territory, and Servier shall manufacture such API and Clinical Supplies in conformity with US cGMPs (in the case of API), EU cGMPs (in the case of Clinical Supplies) and all requirements under applicable Laws and guidelines so as to obtain and maintain Marketing Approval of the Licensed Products in the Territory.

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7.2           Servier shall be solely responsible for all costs and expenses associated with its compliance with US cGMPs (in the case of API), EU cGMPs (in the case of Clinical Supplies), applicable Laws and guidelines as provided in Section 7.1.

ARTICLE 8           REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Servier represents, warrants and covenants to XOMA that all API and Clinical Supplies to be manufactured and supplied pursuant to this Schedule 6 shall:  (i) be manufactured in full compliance with US cGMPs (in the case of API) and EU cGMPs (in the case of Clinical Supplies), (ii) meet the applicable Specifications at the time of shipment, and Servier shall use Diligent Efforts to ensure that the API and Clinical Supplies meet Specifications at the time of delivery to XOMA, (iii) have a shelf life of no less than [*] months for the Amlodipine API, [*] months for the Perindopril API, [*] months for the ACEON API and a period to be agreed by the Parties in good faith for the Indapamide API, or such shorter period(s) as the parties may from time to time agree, and (iv) comply with (and be manufactured in accordance with) all applicable Laws and guidelines and the Quality Agreement.

8.2           XOMA represents, warrants and covenants to Servier that it shall comply with all applicable Law relating to the handling, storage, and disposal of each API, any Clinical Supplies and the manufacture of Licensed Product.

8.3           XOMA understands that it is anticipated the facilities to be used by Servier and/or its Affiliates for the manufacture of API will be inspected by the FDA and that such inspection may result in recommended changes to be implemented at the facilities or to the processes used therein.  Neither Party shall be deemed to be in breach of any of its representations, warranties, covenants or other obligations while such recommended changes are being addressed in a commercially diligent manner.

8.4           ASIDE FROM THE WARRANTIES OF THE PARTIES CONTAINED IN THE AGREEMENT (INCLUDING THIS SCHEDULE 6), ALL WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, ARE HEREBY EXCLUDED.

8.5           IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES WHATSOEVER RESULTING FROM ANY CAUSE OR CLAIM WHATSOEVER, WHETHER BY TORT OR CONTRACT OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFIT AND LOSS OF SAVINGS, BUSINESS DATA, OR GOODWILL.

8.6           XOMA is not authorized to, and shall not, make any representations or warranties on behalf of Servier with respect to the API or any Clinical Supplies, without the prior written consent of Servier, which consent may be withheld in Servier’s sole discretion.

ARTICLE 9          SAFETY STOCK; INVENTORY SHORTFALL; SUPPLY FAILURE

9.1           Servier shall use commercially reasonable efforts to maintain on hand an inventory of each API in conformity with US cGMPs, the applicable Specifications, the Quality Agreement and the representations and warranties contained herein that relate thereto (the “Safety Stock”) equal to or greater than [*]% of the amount of such API contained in the next succeeding (a) [*] months of XOMA’s then current Forecasted Requirements for the Perindopril API, (b) [*] months of XOMA’s then current Forecasted Requirements for the ACEON API, (c) [*] months of  XOMA’s then current Forecasted Requirements for the Amlodipine API and (d) a number of months to be agreed by the Parties in good faith for the Indapamide API.  The Safety Stock shall be replenished in a manner sufficient to ensure that, upon any delivery to XOMA, each API included therein shall have an effective shelf life of no less than [*] months for the Amlodipine API, [*] months for the Perindopril API, [*] months for the ACEON API and a period to be agreed by the Parties in good faith for the Indapamide API or such shorter period(s) as the parties may from time to time agree.

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9.2           Servier shall use Diligent Efforts to prevent any Inventory Shortfall, including through the maintenance and allocation of inventories of API.  Servier shall notify XOMA promptly if any Inventory Shortfall of the type described in clause (a) of the definition thereof occurs or Servier becomes aware of the occurrence of an event or events or the existence of circumstances described in clause (b) of such definition, including whether or not such Inventory Shortfall will impact any planned deliveries of one or more APIs.  If such notice indicates an impact on any such planned deliveries, then as soon as reasonably practicable thereafter, Servier shall provide XOMA a forecast setting forth in reasonable detail Servier’s plan to remedy such Inventory Shortfall including an updated schedule of what such planned deliveries will be.  Such forecast shall thereafter be updated to reflect any significant developments and on no less than a monthly basis.  If XOMA determines in its reasonable judgment based on any such forecast that XOMA will not be able to fulfill orders for the applicable Licensed Product as a result of the Inventory Shortfall (an “Actual Shortage”), the Parties will meet to evaluate the magnitude of the Actual Shortage and the appropriate means to address such Actual Shortage.  In the case of an Actual Shortage of Perindopril API or ACEON API, if the Parties agree that the Actual Shortage will exceed [*] consecutive months or if such Actual Shortage does exceed four (4) consecutive months (an Actual Shortage of any API in excess of [*] consecutive months being referred to herein as a “Supply Failure”), then XOMA may at its sole option cause Servier, at Servier’s cost and expense, to initiate and complete technology licensing and transfer to, and qualification of, an additional source of manufacturing of Perindopril API or ACEON API, as the case may be, at a site selected by Servier, which may include, for the avoidance of doubt, a Third Party site.  In the case of an Actual Shortage of any API other than Perindopril API or ACEON API, XOMA’s obligation to purchase such API exclusively from Servier, if any, shall immediately cease.

9.3           In the event of any dispute as to the magnitude, existence or plans to remedy an Actual Shortage, the dispute may be submitted by either Party to the Coordinating Committee for resolution.  In the event the Coordinating Committee cannot resolve such dispute within [*] Business Days of such submission, the dispute shall be promptly submitted to a senior executive with decision making authority of each Party for resolution.  In the event such senior executives cannot resolve such dispute within [*] Business Days of such submission, the dispute shall be resolved pursuant to Article 16 of the Agreement.

9.4           Without limiting XOMA’s remedies available pursuant to other provisions of the Agreement, in the event of a Supply Failure during the term of the Agreement, XOMA’s obligations under the Agreement with respect to such API (including, if applicable, the obligation to purchase such API exclusively from Servier) and any Licensed Product containing such API (including, if applicable, with respect to the Minimum Net Sales Amounts set forth in Section 9.5) shall be suspended until such time as the delivery of such API is restored by Servier or by a Third Party as provided in Section 9.2 (whereupon any such obligation of exclusivity will only apply in the event such API continues to be supplied by Servier); and the Minimum Net Sales Amounts set forth in Section 9.5 of the Agreement shall not apply until the end of the first period of [*] consecutive calendar quarters beginning and ending after the Actual Sales shortage has ceased and (y) whichever of clause (i) or (ii) of such Section 9.5 as applied at the time such Actual Shortage began shall apply beginning at the end of such 4 quarter period for the remainder of the applicable period referred to in such clause.

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ARTICLE 10         PRECEDENCE

In the event of a contradiction between the terms of this Schedule 6 and the other terms of the Agreement, and in particular the terms of Section 6.2 of the Agreement, the other terms of the Agreement shall control.  Once a Designed Third Party has started to supply Perindopril API, Amlodipine API and Indapamide API to XOMA as indicated in Section 6.2 of the Agreement, Servier shall be relieved from its delivery obligations hereunder as of the date of the first delivery by such Designated Third Party, on an API-by-API basis.  In respect of such delivery activities, the Designated Third Party shall not be considered an agent of Servier or as acting on behalf of Servier in any way whatsoever.

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Appendix 2.1
(to Schedule 6)

Specifications

(a)           Amlodipine API for Initial Licensed Product

[*]

13

(b)           Perindopril API for Initial Licensed Product

[*]

14

(c)           Initial Licensed Product

[*]

15

Appendix 2.1A
(to Schedule 6)

Specifications - ACEON API and ACEON

(a) ACEON API

[*]

16

(b) ACEON

[*]

17

Appendix 4.2
(to Schedule 6)

Prices - Clinical Supplies*

Perindopril (milligrams(mg))	Amlodipine(milligrams(mg))	Price (U.S. Dollars)

[*] mg.	[*] mg.	$[*]

[*] mg.	[*] mg.	$[*]

[*] mg.	[*] mg.	$[*]

[*] mg.	[*] mg.	$[*]

* Prices set forth above are for 1,000 tablets in bulk form, CIP.

Prices for Clinical Supplies not listed in the table above shall be as agreed by the Parties in good faith based on the prices set forth above.

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Appendix 6.2
(to Schedule 6)

Analytical Methods - Perindopril API, Amlodipine API and Initial Licensed Product

[*]

19

SCHEDULE 7.2

COORDINATING COMMITTEE MEMBERSHIP

The following functions shall be represented:

–	Medical information

–	Regulatory affairs

–	Development

–	Alliance Management/Operations

–	Legal

Schedule 7.2-1

SCHEDULE 8.1(b)(i)

E-ROOM CONTENTS

[*]

Schedule 8(b)(i)-1

SCHEDULE 8.1(b)(ii)

E-ROOM CONTENTS RELATED TO ACEON

[*]

Schedule 8(b)(ii)-1

SCHEDULE 8.1(b)(iii)

EXAMPLE OF ELECTRONIC REPORT

[*]

Schedule 8(b)(iii)-1

SCHEDULE 11.3(c)

SAMPLE INVOICE

[*]

Schedule 11.3(c)-1

SCHEDULE 11.5

FORM OF ROYALTY REPORT

[*]

Schedule 11.5-1